    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 1997



                                                      REGISTRATION NO. 333-17345

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            MICRO THERAPEUTICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          3841                         33-0569235
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                             1062 CALLE NEGOCIO #F,
                         SAN CLEMENTE, CALIFORNIA 92673
                                 (714) 361-0616
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 GEORGE WALLACE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            MICRO THERAPEUTICS, INC.
                             1062 CALLE NEGOCIO #F
                         SAN CLEMENTE, CALIFORNIA 92673
                                 (714) 361-0616
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

            BRUCE FEUCHTER, ESQ.                          STEPHEN M. TENNIS, ESQ.
      STRADLING, YOCCA, CARLSON & RAUTH                   MORRISON & FOERSTER LLP
    660 NEWPORT CENTER DRIVE, SUITE 1600                    755 PAGE MILL ROAD
       NEWPORT BEACH, CALIFORNIA 92660               PALO ALTO, CALIFORNIA 94304-1018
               (714) 725-4000                                 (415) 813-5600

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 Subject To Completion, Dated January 10, 1997


PROSPECTUS

                                2,000,000 SHARES

                                      LOGO

                            MICRO THERAPEUTICS, INC.
                                  COMMON STOCK
                            ------------------------

     All of the 2,000,000 shares of Common Stock offered hereby are being sold by Micro Therapeutics, Inc. ("MTI" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The shares of Common Stock have been approved for quotation on the Nasdaq National Market under the symbol "MTIX."
                            ------------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 6.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                                UNDERWRITING
                                             PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                              PUBLIC           COMMISSIONS(1)         COMPANY (2)
------------------------------------------------------------------------------------------------------
Per Share.............................. $                   $                    $
------------------------------------------------------------------------------------------------------
Total(3)............................... $                   $                    $
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) For information concerning indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated
    at $          .

(3) The Company has granted to the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 300,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the
    total Price to Public will be $          , the Underwriting Discounts and
    Commissions will be $          and the Proceeds to the Company will be
    $          . See "Underwriting."
                            ------------------------

     The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and to certain other conditions. It is expected that delivery of such shares will be made through the offices of UBS Securities LLC, 299 Park Avenue, New York, New York, on or about
            , 1997.
                            ------------------------

UBS SECURITIES                                            VOLPE, WELTY & COMPANY

          , 1997

                              [PICTURES AND TEXT]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors." This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors."

                                  THE COMPANY


     Micro Therapeutics, Inc. ("MTI" or the "Company") develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI focuses its efforts in two underserved markets: (i) the treatment of neuro vascular disorders of the brain associated with stroke; and
(ii) the treatment of peripheral vascular disease, including blood clot therapy in hemodialysis access grafts, arteries and veins. The Company's objective is to provide physicians with new interventional treatment alternatives which improve outcomes, reduce costs, shorten procedure times, reduce drug usage and allow access to difficult-to-reach anatomical locations. The Company currently markets more than forty products for the treatment of peripheral vascular disease and will introduce products for the treatment of neuro vascular disease in 1997.


     Vascular disease is the leading cause of death in the industrialized world, and is responsible for over 40% of all deaths in the United States. Vascular disease may occur in any blood vessel in the body, and is generally manifested as an occlusion or rupture in a vessel. The vascular disease market consists of three segments, defined by anatomical location: cardiovascular disease, or disease in the coronary arteries; neuro vascular disease, or disease in the vessels in the brain; and peripheral vascular disease, or disease in blood vessels throughout the rest of the body. MTI is focused on the two segments it believes to be underserved: neuro vascular and peripheral vascular disease.


     The leading complication of neuro vascular disease is stroke, the diminished blood flow to critical regions of the brain. The medical need for effective stroke therapy exists because of the severity of the disorder, its prevalence in society, the inadequacy of current therapies and the high cost of treatment and care. There are approximately 500,000 cases of stroke per year in the United States. Strokes are typically caused either by blockages (vaso-occlusive stroke) or ruptures (hemorrhagic stroke) of arteries within or leading to the brain. The most common type of vaso-occlusive stroke is caused by the existence of a blood clot within an artery, blocking blood flow. Hemorrhagic stroke is generally caused by the rupture of a blood vessel in the brain resulting from a vascular defect such as an aneurysm or arteriovenous malformation ("AVM"). While 30,000 stroke cases are related to ruptured aneurysms, unruptured aneurysms may occur in approximately 2% to 5% of the general population in the United States.



     Approximately eight million people have been diagnosed with peripheral vascular disease in the United States, of which an estimated one million are treated annually. Vascular obstruction causes discernible clinical symptoms including skin discoloration, pain, ulceration, swelling or a change in blood chemistry, and can result in the loss of limb or even death.



     The Company's products and products under development in the neuro vascular market designed to address stroke include: (i) a range of infusion micro catheters incorporating shaft designs and innovative materials, which allow access to the smallest, most remote blood vessels; and (ii) the Liquid Embolic System ("LES"), which combines a unique material and special purpose micro catheters designed to treat aneurysms and AVMs.



     The LES utilizes a material which is delivered as a liquid that fills and conforms to the shape of an aneurysm or AVM. It then transforms into a solid polymer cast. The Company believes these features will allow the physician to fill such defects in a controlled fashion, leading to better outcomes. The Company has been conducting preclinical studies of the LES and has initiated human clinical trials outside of the United States.

     The Company's products in the peripheral vascular market designed for less invasive treatment of blood clots include: (i) a broad offering of infusion catheters, micro catheters and infusion wires; and (ii) the Cragg Thrombolytic Brush designed for rapid interventional clot disruption and dissolution through mechanical mixing of a thrombolytic drug with the clot. The Company's line of catheters and infusion wires incorporate proprietary features, including the Cragg MicroValve which allows for efficient sidehole infusion with or without a guidewire in place.


     The Cragg Thrombolytic Brush, currently in advanced clinical trials, consists of a soft nylon brush mounted on a wire cable which is introduced through a catheter and rotated with a motor as thrombolytic drugs are infused. The rotation of the brush within the clot actively mixes the drug into the clot, exposing more clot surface to the drug, thus accelerating the thrombolytic process. A 510(k) market clearance application for the Cragg Thrombolytic Brush was submitted to the FDA in September 1996.

     The Company's goal is to be a leading provider of interventional solutions for treatment of neuro vascular and peripheral vascular disease. The Company intends to achieve this goal by: (i) focusing its efforts on developing products for the treatment of vascular disease in the neuro vascular and peripheral vascular markets, which the Company believes are currently underserved; (ii) establishing early market presence through the development, rapid regulatory approval and distribution of a broad product offering for the interventional radiologist; and (iii) developing new interventional technologies such as the LES and Cragg Thrombolytic Brush, which it believes will expand the pool of patients who may be candidates for interventional therapy.


     The Company was incorporated in California in 1993. The Company reincorporated in Delaware by forming a wholly-owned Delaware subsidiary in July 1996, and merging into such subsidiary in November 1996. All references to "MTI" or the "Company" in this Prospectus refer to Micro Therapeutics, Inc., a Delaware corporation and its predecessor. The Company's headquarters and principal place of business is located at 1062 Calle Negocio #F, San Clemente, California 92673, and its telephone number is (714) 361-0616. Cragg-McNamara(TM), Cragg MicroValve(TM), ProStream(TM), Patency(TM), MicroPatency(TM), MicroMewi(TM), Cragg Thrombolytic Brush(TM), Katzen Select(TM), LES(TM), EASY RIDER(TM) and the Company's logo are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.


                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Risk factors of this Offering include, among others, early stage of development, uncertain market acceptance, rapid technological change, new product development and intense competition.

                                  THE OFFERING

Common Stock offered by the Company...     2,000,000 shares


Common Stock to be outstanding after
  the Offering........................     6,556,462 shares(1)


Use of proceeds.......................     To fund research and development,
                                           clinical trials, expansion of
                                           marketing and sales activities, and
                                           for working capital and other general
                                           corporate purposes. See "Use of
                                           Proceeds."

Nasdaq National Market Symbol.........     MTIX.

                             SUMMARY FINANCIAL DATA


                                                       JUNE 11, 1993
                                                    (DATE OF INCEPTION)                                     NINE MONTHS
                                                      TO DECEMBER 31,     YEARS ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                                    -------------------   -------------------------   -------------------------
                                                           1993              1994          1995          1995          1996
                                                    -------------------   -----------   -----------   -----------   -----------
                                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales...........................................      $      --       $    26,229   $   292,302   $   135,084   $   968,990
Cost of sales.......................................             --            26,978       316,404       161,261     1,115,658
                                                          ---------       -----------   -----------   -----------   -----------
Gross profit (loss).................................             --              (749)      (24,102)      (26,177)     (146,668)
Research and development expenses...................         92,421           768,788     1,485,371       947,184     1,589,156
Selling, general and administrative expenses........         23,782           546,817     1,499,103       928,776     2,303,113
                                                          ---------       -----------   -----------   -----------   -----------
Operating loss......................................       (116,203)       (1,316,354)   (3,008,576)   (1,902,137)   (4,038,937)
Interest and other income
  (expense), net....................................           (591)           16,590       201,578       161,327       117,713
                                                          ---------       -----------   -----------   -----------   -----------
Net loss............................................      $(116,794)      $(1,299,764)  $(2,806,998)  $(1,740,810)  $(3,921,224)
                                                          =========       ===========   ===========   ===========   ===========
Pro forma net loss per common and common equivalent
  share (2).........................................                                    $     (0.59)                $     (0.83)
                                                                                        ===========                 ===========
Pro forma weighted average common and common
  equivalent shares outstanding (2).................                                      4,740,000                   4,730,000



                                                                                                   SEPTEMBER 30, 1996
                                                                            DECEMBER 31,     -------------------------------
                          BALANCE SHEET DATA:                                   1995         PRO FORMA(3)     AS ADJUSTED(4)
                                                                            ------------     ------------     --------------
Cash, cash equivalents and short term investments.......................    $ 2,417,644      $  6,065,067      $ 27,946,209
Working capital.........................................................      2,358,050         6,212,247        28,162,367
Total assets............................................................      3,220,977         7,831,791        29,582,813
Accumulated deficit.....................................................     (4,223,556)       (8,144,780)       (8,144,780)
Total stockholders' equity..............................................      2,878,041         7,110,982        28,930,982


---------------

(1) Excludes: (i) 678,821 shares of Common Stock issuable upon exercise of outstanding stock options as of January 9, 1997 at a weighted average exercise price of $1.84 per share, of which options to purchase 219,201 shares were then exercisable; and (ii) 13,683 shares of Common Stock issuable upon exercise of certain warrants at an exercise price of $5.22 per share. See "Capitalization," "Description of Securities,"
    "Management -- 1993 Stock Option Plan" and "-- 1996 Stock Incentive Plan."


(2) See Note 2 of Notes to Financial Statements for information regarding calculation of pro forma net loss per share.

(3) The pro forma data gives effect to the conversion of all outstanding shares of convertible Preferred Stock into shares of Common Stock that will occur in connection with the closing of the Offering as if such conversion had occurred at the beginning of the period indicated.

(4) Adjusted to give effect to the receipt of the net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, and after deducting the estimated underwriters discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds," "Capitalization" and "Selected Financial Data."


    Unless otherwise indicated, all information in this Prospectus assumes: (i) the Underwriters' over-allotment option is not exercised; (ii) a 0.65 for 1.0 reverse stock split of the outstanding shares of the Company's Common Stock, which will be effective upon the closing of this Offering; (iii) the filing of the Company's Certificate of Incorporation, authorizing 5,000,000 shares of undesignated Preferred Stock and increasing the number of shares of authorized Common Stock to 20,000,000, which will be effective upon the closing of this Offering; and (iv) the conversion of all outstanding shares of Preferred Stock into Common Stock prior to or effective upon the closing of this Offering. See "Description of Capital Stock," "Capitalization" and "Underwriting."

                                  RISK FACTORS

     Prospective investors in the shares of Common Stock offered hereby should carefully consider the following risk factors, in addition to the other information contained in this Prospectus.

     Early Stage of Development. The Company has only recently commercially introduced a number of products. Several of its key products are in the early stage of development. The Liquid Embolic System ("LES") has not yet entered clinical trials in the United States and the Company recently filed its 510(k) market clearance application covering the Cragg Thrombolytic Brush. Commercialization of the Company's products will depend on a number of factors, including the Company's ability to demonstrate the safety and efficacy of such products in the clinical setting. There can be no assurance that the Company's products will be safe and effective in clinical trials or will ultimately be cleared for marketing by U.S. or foreign regulatory authorities. Failure to develop safe and effective products, which are approved for sale on a timely basis would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Government Regulation" and "-- Products."

     Uncertainty of Market Acceptance. Even if the Company is successful in developing safe and effective products that have received marketing clearance, there can be no assurance that the Company's products will gain market acceptance. Acceptance of the Company's LES and Cragg Thrombolytic Brush will require the Company to satisfactorily address the needs of potential customers. The target customers for the Company's products are interventional radiologists and interventional neuroradiologists. However, there can be no assurance that acceptance of the Company's products by interventional radiologists and interventional neuroradiologists will translate into sales. In addition, no assurance can be given that the Company's market share for its existing products will grow or that its products which have yet to be introduced will be accepted in the market. If the Company is unable to gain market acceptance of its current and future products, the Company's business, operating results and financial condition would be materially adversely affected. See "Business -- Products," "-- Sales and Marketing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Rapid Technological Change; New Product Development. The markets for the Company's products are characterized by rapidly changing technologies and new product introductions and enhancements. In addition to the risks associated with market acceptance of the Company's products, the Company's success will depend to a significant extent upon its ability to enhance and expand the utility of its products and to develop and introduce innovative new products that gain market acceptance. Moreover, the Company may encounter technical problems in connection with its product development that could delay introduction of new products or product enhancements. There can be no assurance that new technologies, products or drug therapies developed by others will not reduce the demand for the Company's products. The Company maintains research and development programs to continually improve its product offerings, including adding interventional devices. There can be no assurance however that such efforts will be successful or that other companies will not develop and commercialize products based on new technologies that are superior in either performance or cost-effectiveness to the Company's products. See
"Business -- Research and Development," "-- Background" and "-- Sales and Marketing."

     Intense Competition. The medical technology industry is characterized by intense competition. The Company's products will compete with other medical devices, surgical procedures and pharmaceutical products. A number of the companies in the medical technology industry, including manufacturers of neuro vascular and peripheral vascular products, have substantially greater capital resources, larger customer bases, broader product lines, greater marketing and management resources, larger research and development staffs and larger facilities than the Company. Such entities have developed, or may develop, additional products competitive with the Company's products. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more readily accepted than those developed or marketed by the Company or that such competing products would not render the Company's technology and products obsolete or noncompetitive. Although the Company believes that its products may offer certain advantages over its competitors' currently-marketed products, earlier entrants in the market often obtain and maintain significant market share relative to later entrants. While the Company has designed its products to be cost effective and more efficient than competing technologies, there can be no assurance that competitors will not provide better methods or products at comparable or lower costs. The Company may experience competitive pricing pressures that may adversely affect unit prices and sales levels and, consequently, materially adversely affect the Company's business, operating results and financial condition.

     The Company also competes with other manufacturers of medical devices for clinical sites to conduct human trials. The Company's ability to locate such clinical sites on a timely basis could have a material adverse effect on the Company's ability to conduct trials of its products which may be necessary to obtain required FDA clearance or approval of such products. Such delays could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Competition."

     Limited Operating History; Absence of Profitability. The Company was incorporated in 1993. To date, the Company's business has generated limited product sales. From its inception through September 30, 1996, the Company incurred cumulative losses of approximately $8.1 million. The Company expects to incur additional losses as it expands its research and development, manufacturing and marketing efforts. No assurance can be given that the Company will achieve significant sales of its products or that such sales will lead to profitability. There can be no assurance that the Company will not encounter substantial delays and unexpected expenses related to the introduction of its current and future products, or the Company's research and development, manufacturing and marketing efforts. Such delays or expenses could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Possible Need for Additional Funds; Uncertainty of Additional
Financing. The Company's operations to date have consumed substantial amounts of cash, and the Company expects its capital and operating expenditures to increase. The Company believes that its existing capital resources and anticipated cash flow from planned operations, together with the net proceeds of this Offering and the interest earned thereon, should be adequate to satisfy its capital requirements for at least the next two years. There can be no assurance, however, that the Company will not need additional capital before such time. The Company's need for additional financing will depend upon numerous factors, including the extent and duration of the Company's future operating losses, the level and timing of future revenues and expenditures, market acceptance of new products, the results and scope of ongoing research and development projects, competing technologies, and market and regulatory developments. The Company currently has no committed external sources of funds. To the extent that existing resources are insufficient to fund the Company's activities, the Company may seek to raise additional funds through public or private financing. There can be no assurance that additional financing will be available or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then-existing stockholders may result. If adequate funds are not available, the Company's business, operating results and financial condition may be materially adversely affected. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business."


     Dependence on Patents and Proprietary Technology. The success of the Company will depend, in part, on its ability to obtain and maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of others. The patent position of a medical device company may involve complex legal and factual issues. As of November 30, 1996, the Company held eight issued U.S. patents, one issued foreign patent and has seventeen U.S. and eight foreign patent applications pending. The Company's issued U.S. patents cover technology underlying the Cragg MicroValve, infusion wire, Cragg Thrombolytic Brush, Liquid Embolic System and carotid and intra-cerebral stent products. The expiration dates of these patents range from February 2009 to December 2015. The pending claims cover various aspects of its infusion catheter, infusion wire, Thrombolytic Brush, micro catheter, Liquid Embolic System, carotid and intra-cerebral stent technologies and non-vascular liquid embolic products. Each product area the Company is pursuing is covered by at least one issued and pending patent. One of the patents used by the Company is currently licensed by the Company from Andrew Cragg, M.D. There can be no assurance that issued patents will provide significant proprietary protection, that pending patents will be issued, or that products incorporating the technology in issued patents or pending applications will be free of challenge from competitors. There also can be no assurance that patents belonging to competitors will not require the

Company to alter its technology and products, pay licensing fees or cease to market or develop its current or future technology and products. The Company also relies on trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire equivalent technology or that the Company can maintain such technology as trade secrets. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. The failure of the Company to protect its intellectual property rights could have a material adverse effect on its business, operating results and financial condition. See "Business -- Patents and Proprietary Rights."

     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties will not be asserted against the Company in the future. Although patent and intellectual property disputes in the medical device industry have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and there can be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, should the Company decide to litigate such claims, such litigation could be expensive and time consuming, could divert management's attention from other matters and could have a material adverse effect on the Company's business, operating results and financial condition, regardless of the outcome of the litigation.

     Limited Marketing Experience; Lack of Distribution. The Company's sales force consists of nine people in the United States and one person in Europe all of whom have been with the Company for a limited time. The Company believes it will have to increase the number of sales personnel to fully cover its target markets. Recently, there has been an increase in competition for sales personnel experienced in interventional medical device sales and, as a result, the Company has experienced significant turnover in its sales force. There can be no assurance that the Company will be able to successfully respond to this competition and attract, motivate and retain qualified sales personnel. The Company intends to market and sell its products outside the United States principally through distributors and believes that it will need to significantly expand its distributor network or develop its own sales force. The Company's ability to market its products in certain areas may depend on strategic alliances with marketing partners. There can be no assurance that the Company will be able to enter into distribution agreements on acceptable terms or at all, that such agreements will be successful in developing the Company's marketing capabilities or that the Company will be able to successfully develop a direct sales force. Such failure could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Sales and Marketing."

     Limited Manufacturing Experience. The Company's experience in manufacturing its products is limited. The Company anticipates that it will be necessary to expand its manufacturing capacity in connection with the continued commercialization of its products. Such commercialization may require the additional commitment of capital resources for facilities, tooling and equipment and for leasehold improvements. Any delay or inability in expanding its manufacturing capacity or in obtaining the commitment of such resources could materially adversely affect the Company's manufacturing ability, business, operating results and financial condition. See "Business -- Sales and Marketing" and "-- Manufacturing."

     Government Regulation. The development, testing, manufacturing and marketing of MTI's products in the United States are regulated by the U.S. Food and Drug Administration ("FDA") as well as various state agencies. The FDA requires governmental clearance of such products before they are marketed. The process of obtaining FDA and other required regulatory clearances is lengthy, expensive and uncertain. Moreover, regulatory clearance, if granted, may include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions and criminal prosecutions. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory approvals or requirements would have a material adverse effect on the Company's business, financial condition and results of operations. The offer and sale of the Company's current products required the submission of information to the FDA in the form of a 510(k) pre-market notification to substantiate label claims and to demonstrate "substantial equivalence" to a legally marketed Class I or II medical device or a Class III medical device for which the FDA has not called for PMAs. Although the Company has received FDA clearance for many of these products, there can be no assurance that the Company will be able to obtain the necessary regulatory clearance for the manufacture and marketing of enhancements to its existing products or future products either in the United States or in foreign markets on a timely basis or at all. The Company has made modifications which affect 17 of its products covered under three 510(k) clearances, which modifications, the Company believes, do not affect the safety or efficacy of the products and thus, under FDA guidelines, do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to a device. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA. Utilization of the Company's LES and its Cragg Thrombolytic Brush may require submission of a premarket approval ("PMA") application to the FDA, which generally involves a substantially longer and less certain review process than that of a 510(k) pre-market notification. In either event, such approvals or clearances may require human clinical testing prior to any action on such products by the FDA. Based on the information presented by the Company regarding the material composition of the LES, the Company believes the LES would be regulated as a device. There can be no assurance, however, that upon more detailed review of the LES, the FDA will not at a later date determine that the LES should be regulated as a drug. Such a change could significantly delay the commercial availability of the LES and have a material adverse effect on the Company's business, operating results and financial condition. Delays in receipt of, or failure to receive, regulatory approvals or clearances to market such products, or loss of previously received approvals or clearances, would materially adversely affect the marketing of such products and the Company's business, operating results and financial condition.



     In the European Union, the Company will be required to obtain the certifications necessary to affix the CE Mark to its products by mid-1998 in order to continue sales in member countries of the European Union. Although the CE Mark requirement for medical devices does not become effective until June 1998, the Company's experience to date in European Union countries is that the CE Mark is already necessary to achieve meaningful sales. The Company intends to acquire the certifications necessary to affix the CE Mark to its products; however, there can be no assurance that the Company will be able to obtain such certifications in a timely manner, if at all. In addition, federal, state, local and international government regulations regarding the manufacture and sale of health care products and diagnostic devices are subject to future change and additional regulations may be adopted which may materially adversely affect the Company's business, operating results and financial condition.


     Commercial distribution and clinical trials in most foreign countries also are subject to varying government regulations which may delay or restrict marketing of the Company's products. Any inability or delay in obtaining approvals would materially adversely affect the Company's business, operating results and financial condition.

     Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed Good Manufacturing Practices requirements, which include testing, control and documentation requirements. The Company's manufacturing processes also are subject to stringent federal, state and local regulations governing the use, generation, manufacture, storage, handling and disposal of certain materials and wastes. Although the Company believes that it has complied in all material respects with such laws and regulations, the Company is subject to periodic inspection to ensure its compliance with such laws and regulations. There can be no assurance that the Company will not be required to incur significant costs in the future in complying with manufacturing and environmental regulations, or that the Company will not be required to cease operations in the event of its continued failure to effect compliance. See "Business -- Government Regulation."

     Risk of Product Liability Claims. The nature of the Company's business exposes it to risk from product liability claims. The risk of such claims has increased in light of a U.S. Supreme Court decision in 1996 concluding that the FDA regulatory framework does not necessarily preempt personal injury actions against medical device manufacturers. The Company currently maintains product liability insurance for its products, with limits of $2 million per occurrence and an annual aggregate maximum of $2 million. However, such coverage is becoming increasingly expensive and there can be no assurance that the Company's insurance will be adequate to cover future product liability claims, or that the Company will be successful in maintaining adequate product liability insurance at acceptable rates. Any losses that the Company may suffer from any liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of the Company's products, may divert management's attention from other matters and may have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Product Liability and Insurance."

     Dependence on Single Source Suppliers; Independent Contract
Manufacturers. The Company purchases certain components used in its products and receives certain services with respect to its products from third parties. The Company's dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules. Any delays in delivery of such components or provision of such services or shortages of such components could cause delays in the shipment of the Company's products, which could cause the Company's business, operating results and financial condition to be adversely affected. The Company's single-source components are generally acquired pursuant to purchase orders placed in the ordinary course of business, and the Company has no guaranteed supply arrangements with any of its single-source suppliers. Because of the Company's reliance on these vendors, the Company may also be subject to increases in component costs which could have a material adverse effect on its business, operating results and financial condition. There can be no assurance that the Company will not experience quality control problems, supply shortages or price increases with respect to one or more of these components in the future. The establishment of additional or replacement suppliers for certain of these components may delay accessibility of such components as the Company qualifies such suppliers. Any quality control problems, interruptions in supply or component price increases with respect to one or more components could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company relies on independent contract manufacturers for the manufacture and assembly of certain of its products and components. Reliance on independent contract manufacturers involves several risks, including the potential inadequacy of capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over product quality, delivery schedules, manufacturing yields and costs. Such manufacturers have possession of and at times title to molds for certain manufactured components of the Company's products. Shortages of raw materials, production capacity constraints or delays by the Company's contract manufacturers could negatively affect the Company's ability to meet its production obligations and result in increased prices for affected parts. Any such reduction, constraint or delay may result in delays in shipments of the Company's products or increases in the prices of components, either of which could have a material adverse effect on the Company's business, operating results and financial condition. The Company has no supply agreements with its current contract manufacturers and utilizes purchase orders which are subject to supplier acceptance. The unanticipated loss of any of the Company's contract manufacturers could cause delays in the Company's ability to deliver product while the Company identifies and qualifies a replacement manufacturer. There can be no assurance that current or future independent contract manufacturers will be able to meet the Company's requirements for manufactured products. Such an event would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Manufacturing."


     Dependence Upon Key Personnel. The Company is dependent to a significant extent upon the contributions, experience and expertise of its founders, certain members of its management team and key consultants. The Company maintains a key-man life insurance policy in the amount of $1 million on the life of George Wallace, the Company's President and Chief Executive Officer, however, there can be no assurance that the Company's insurance is adequate. In addition, the Company's success will depend upon its ability to attract and retain additional highly qualified management, sales, technical, clinical and consulting personnel, particularly as the Company increases its manufacturing capability. The loss of the services of any of such key personnel or the inability to attract and retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Management."

     Third-Party Reimbursement. In the United States, health care providers such as hospitals and physicians that purchase medical devices generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of therapeutic and diagnostic procedures. With the implementation of Medicare's Prospective Payment System for hospital inpatient care (Diagnosis Related Groups or "DRGs") in the 1980s, public and private payors began to reimburse providers on a fixed payment schedule for patients depending on the nature and severity of the illness. Many tests and procedures that would have been performed under cost-plus reimbursement formulas are subject to scrutiny and must be justified in terms of their impact on patient outcomes. As a result, the incentives are now to conduct only those tests that will optimize cost-effective care.

     The Company could be materially adversely affected by changes in reimbursement policies of governmental (both domestic and international) or private healthcare payors to the extent any such changes affect reimbursement for therapeutic or diagnostics procedures in which the Company's products are used. Adverse changes in governmental and private third party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Third-Party Reimbursement."

     Risks Associated with International Sales. To date, the Company has derived very little revenue from international sales. The Company believes that its future performance will be dependent in part upon its ability to increase international sales. Although the perceived demand for certain products may be lower outside the United States, the Company intends to continue to expand its international operations and to enter additional international markets, which will require significant management attention and financial resources. There can be no assurance, however, that the Company will be able to successfully expand its international sales. The Company's success in international markets will depend on its ability to establish and maintain agreements with suitable distributors, or establish a direct sales presence.

     Furthermore, international sales in general are subject to inherent risks, including unexpected changes in regulatory requirements, fluctuating exchange rates, difficulties in staffing and managing foreign sales and support operations, additional working capital requirements, customs, duties, tariff regulations, export license requirements, political and economic instability, potentially limited intellectual property protection and difficulties with distributors. In addition, sales and distribution of the Company's products outside the United States are subject to extensive foreign government regulation. The Company has in the past avoided losses due to fluctuating exchange rates associated with international sales by selling its products in U.S. dollars; however, the Company expects to sell products in selected markets in local currency and thus be subject to currency exchange risks in association with such sales. There can be no assurance that any of these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results and financial condition. See "Business -- Government Regulation -- International" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Large-scale market acceptance of the Company's products will depend on the availability and level of reimbursement in international markets targeted by the Company. Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Obtaining reimbursement approvals in each country can require 12-18 months or longer.

     Substantial and Immediate Dilution; Absence of Dividends. Purchasers of the shares of Common Stock offered hereby will incur immediate dilution of approximately $7.59 per share in net tangible book value (assuming an initial public offering price of $12.00). The exercise of existing options and warrants may also have a dilutive effect on the interests of the investors in this Offering. See "Dilution." The Company has not paid any dividends on its Common Stock since its inception and does not contemplate or anticipate paying any dividends in the foreseeable future. It is currently anticipated that earnings, if any, will be used to finance the development and expansion of the Company's business. See "Dividend Policy."

     Broad Discretion of Management to Allocate Offering Proceeds. The Company expects that the proceeds of this Offering will be used for research and development, sales and manufacturing activities, working capital and general corporate purposes. The Company is not currently able to estimate precisely the allocation of the proceeds among such uses, and the timing and amount of expenditures will vary depending upon numerous factors. The Company's management will have broad discretion to allocate the proceeds of this Offering and to determine the timing of expenditures. See "Use of Proceeds."

     Anti-Takeover Provisions. The Company's Certificate of Incorporation provides for 5,000,000 authorized shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any further vote or action by the stockholders. In addition, the Company's stock option plans provide for the acceleration of vesting of options granted under such plan in the event of certain transactions which result in a change of control of the Company. Further, Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the stockholders, and therefore could materially adversely affect the price of the Company's Common Stock. See "Description of Capital Stock."


     Absence of Public Trading Market; Possible Volatility of Stock
Price. Prior to this Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that a significant public trading market will develop or be sustained after the Offering. The initial public offering price will be determined by negotiations among the Company and the Underwriters. See "Underwriting." The negotiated initial public offering price may not be indicative of the market price for the Common Stock after the Offering. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may materially adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's results of operations, failure of such results of operations to meet the expectations of public market analysts and investors, timing and announcements of technological innovations or new products by the Company or its competitors, FDA and foreign regulatory actions, developments with respect to patents and proprietary rights, timing and announcements of developments, including clinical trials related to the Company's products, public concern as to the safety of technology and products developed by the Company or others, changes in health care policy in the United States and internationally, changes in stock market analyst recommendations regarding the Company, the medical device industry generally and general market conditions may have a material adverse effect on the market price of the Common Stock. In addition, it is likely that during a future quarterly period, the Company's results of operations will fail to meet the expectations of stock market analysts and investors and, in such event, the Company's stock price could be materially and adversely effected.



     Control by Directors, Executive Officers and Affiliated Entities. The Company's directors, executive officers and persons and entities beneficially owning 5% or more of the Company's Common Stock immediately prior to this Offering will, in the aggregate, beneficially own approximately 61% of the Company's outstanding Common Stock following completion of this Offering. These stockholders, if acting together, would be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. Such concentration of ownership could discourage or prevent a change in control of the Company. See "Principal Stockholders."



     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market after the Offering could adversely affect the prevailing market price of the Common Stock. In addition to the 2,000,000 shares of Common Stock offered hereby, there will be 4,556,462 shares of Common Stock outstanding as of the effective date of this Prospectus, assuming no exercise of outstanding options after January 9, 1997. There are 5,096 shares which relate to vested options exercisable at January 9, 1997 by former employees and former consultants of the Company. All such shares are "restricted shares" (the "Restricted

Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Beginning 180 days after the date of this prospectus, 3,236,505 Restricted Shares will become eligible for sale in the public market pursuant to the expiration of certain lockup agreements with the Company, subject to the volume and other restrictions of Rule 144 promulgated under the Securities Act. If public sales of these shares occur contemporaneously in substantial amounts, they could materially adversely affect the trading prices of the Common Stock. In addition, the Company entered into an Amended and Restated Investors' Rights Agreement (the "Investors' Rights Agreement") with the holders of its then outstanding Common Stock and convertible preferred stock, which, subject to the 180-day lock-up agreements, requires the Company to register an offering of Common Stock held by such persons or their transferees at their request, subject to certain conditions and restrictions. The Investors' Rights Agreement also allows the parties thereto and their transferees to include their Common Stock in a registered offering of Common Stock initiated by the Company or by another stockholder of the Company. There can be no assurance as to what effect, if any, the availability of such shares for sale may have on the market price for the Common Stock or on the ability of the Company to raise additional capital. See "Shares Eligible for Future Sale" and "Description of Capital
Stock -- Registration Rights."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share are estimated to be $21,820,000 ($25,168,000 assuming the Underwriters' over-allotment is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

     The Company expects to use approximately $8 million of the net proceeds from this Offering to fund research and development, including clinical trials and approximately $7 million to fund the expansion of the Company's sales and marketing force to commercially market its products in the United States and internationally. The balance of the net proceeds will be used for working capital and other general corporate purposes. These amounts are estimates, and the amount and timing of the expenditures of the net proceeds for these purposes will depend on numerous factors, including the status of the Company's product development efforts, the results of clinical trials, the regulatory approval process, competition, manufacturing activities and the market acceptance of the Company's products. See "Risk Factors -- Broad Discretion of Management to Allocate Offering Proceeds." Pending such uses, the Company plans to invest the net proceeds from this Offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     The Company has not paid a dividend on its capital stock and does not anticipate paying any dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996 (i) on a pro forma basis to give effect to the conversion of outstanding shares of convertible Preferred Stock into shares of Common Stock upon the closing of this Offering; (ii) to reflect an amendment to the Company's Certificate of Incorporation that will be effective upon the closing of this Offering increasing the number of authorized shares of Common Stock to 20,000,000 and authorizing the issuance of up to 5,000,000 shares of Preferred Stock; and (iii) as adjusted to reflect the sale by the Company of 2,000,000 shares of Common Stock at an assumed initial public offering price of $12.00 per share and after deducting the underwriting discount and estimated offering expenses. This table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                         SEPTEMBER 30, 1996
                                                                   ------------------------------
                                                                    PRO FORMA       AS ADJUSTED
                                                                   -----------     --------------
Long-term portion of equipment line of credit....................  $   152,011      $     152,011
Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000 shares authorized pro forma and as adjusted; no shares outstanding, pro forma
     and as adjusted.............................................           --                 --
  Common stock, $0.001 par value; 20,000,000 shares authorized, pro forma and as adjusted; 4,503,487 shares issued and
     outstanding, pro forma; 6,503,487 shares issued and
     outstanding, as adjusted(1).................................        4,503              6,503
  Additional paid-in capital.....................................   15,664,544         37,482,544
  Unearned compensation..........................................     (413,285)          (413,285)
  Accumulated deficit............................................   (8,144,780)        (8,144,780)
                                                                   -----------        -----------
       Total stockholders' equity................................    7,110,982         28,930,982
                                                                   -----------        -----------
          Total capitalization...................................  $ 7,262,993      $  29,082,993
                                                                   ===========        ===========

---------------


(1) Excludes: (i) 624,650 shares of Common Stock issuable pursuant to the exercise of stock options outstanding as of September 30, 1996, at a weighted average exercise price of $1.18 per share, of which 229,364 shares were then exercisable under such options and of which 52,975 of such options have been exercised subsequent to September 30, 1996; and (ii) 13,683 shares of Common Stock issuable upon exercise of certain warrants at a weighted average exercise price of $5.22 per share. See Notes 6, 10 and 15 to Notes to Financial Statements. As of January 9, 1997, there were 678,821 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.84 per share, of which 219,201 shares were then exercisable under such options.

                                    DILUTION

     The pro forma net tangible book value of the Company as of September 30, 1996 was approximately $6,892,000, or $1.53 per share of Common Stock. "Pro forma net tangible book value" per share represents the amount of total tangible assets of the Company less total liabilities, divided by the pro forma number of shares of Common Stock outstanding. After giving effect to the sale of 2,000,000 shares of Common Stock offered hereby and the receipt by the Company of the estimated net proceeds therefrom, based on an assumed initial public offering price of $12.00 per share and after deducting the underwriting discount and the estimated offering expenses, the pro forma net tangible book value of the Company as of September 30, 1996, would have been approximately $28,712,000, or $4.41 per share. This represents an immediate increase in the net tangible book value of $2.88 per share to existing stockholders and an immediate dilution of $7.59 per share to new investors. The following table illustrates this per share dilution:

    Assumed initial public offering price per share.....................            $12.00
      Pro forma net tangible book value per share as of September 30,
         1996...........................................................  $1.53
      Increase per share attributable to new investors..................   2.88
                                                                          ------
    Pro forma net tangible book value per share after the Offering......              4.41
                                                                                    ------
    Dilution per share to new investors.................................            $ 7.59
                                                                                    ======

     The following table summarizes, on a pro forma basis as of September 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by investors purchasing shares of Common Stock in this Offering (based on an assumed initial public offering price of $12.00 per share and before deducting the underwriting discount and the estimated offering expenses).

                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                      ---------------------     -----------------------     AVERAGE PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                      ---------     -------     -----------     -------     -------------
Existing Stockholders...............  4,503,487       69.2%     $15,255,762       38.9%        $  3.39
New Investors.......................  2,000,000       30.8%      24,000,000       61.1%          12.00
                                      ---------      -----      -----------     ------
          Total.....................  6,503,487      100.0%     $39,255,762      100.0%
                                      =========      =====      ===========     ======


     The foregoing table assumes no exercise of outstanding options or warrants to purchase Common Stock after September 30, 1996. At September 30, 1996, there were: (i) 624,650 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's stock option plans at a weighted average exercise price of $1.18 per share, of which 229,364 shares were then exercisable under such options; and (ii) 13,683 shares of Common Stock issuable upon exercise of certain warrants at a weighted average exercise price of $5.22 per share.

                            SELECTED FINANCIAL DATA

     The following table contains certain selected financial data and is qualified by, and should be read in conjunction with, the Financial Statements and the related Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus. The selected statement of operations data for the periods ended December 31, 1993, 1994 and 1995 and the balance sheet data at December 31, 1995 are derived from the Company's financial statements which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected financial data at September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 are derived from unaudited financial statements included elsewhere in this Prospectus and include, in the opinion of the Company, all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the Company's results of operations for those periods and financial position at that date. Operating results for the nine month period ended September 30, 1996 are not necessarily indicative of operating results for any subsequent period.


                                   JUNE 11, 1993                                         NINE MONTHS
                                (DATE OF INCEPTION)   YEARS ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                  TO DECEMBER 31,     -------------------------   -------------------------
                                       1993              1994          1995          1995          1996
                                -------------------   -----------   -----------   -----------   -----------
                                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.....................       $      --        $    26,229   $   292,302   $   135,084   $   968,990
Cost of sales.................              --             26,978       316,404       161,261     1,115,658
                                     ---------        -----------   -----------   -----------   -----------
Gross profit (loss)...........              --               (749)      (24,102)      (26,177)     (146,668)
Research and development
  expenses....................          92,421            768,788     1,485,371       947,184     1,589,156
Selling, general and
  administrative expenses.....          23,782            546,817     1,499,103       928,776     2,303,113
                                     ---------        -----------   -----------   -----------   -----------
Operating loss................        (116,203)        (1,316,354)   (3,008,576)   (1,902,137)   (4,038,937)
Interest and other income
  (expense), net..............             209             17,390       202,378       161,327       118,513
                                     ---------        -----------   -----------   -----------   -----------
Loss before income taxes......        (115,994)        (1,298,964)   (2,806,198)   (1,740,810)   (3,920,424)
Income tax expense............             800                800           800            --           800
                                     ---------        -----------   -----------   -----------   -----------
Net loss......................       $(116,794)       $(1,299,764)  $(2,806,998)  $(1,740,810)  $(3,921,224)
                                     =========        ===========   ===========   ===========   ===========
Pro forma net loss per common
  and common equivalent
  share(1)....................                                      $     (0.59)                $     (0.83)
                                                                    ===========                 ===========
Pro forma weighted average
  common and common equivalent
  shares(1)...................                                        4,740,000                   4,730,000





                                                                    DECEMBER 31,     SEPTEMBER 30,
                                                                        1995             1996
                                                                    ------------     -------------
                                                                                      (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short term investments.................  $ 2,417,644       $ 6,065,067
Working capital...................................................    2,358,050         6,212,247
Total assets......................................................    3,220,977         7,831,791
Long-term portion of equipment line of credit.....................           --           152,011
Accumulated deficit...............................................   (4,223,556)       (8,144,780)
Stockholders' equity..............................................    2,878,041         7,110,982


---------------
(1) See Note 2 of Notes to Financial Statements for information regarding calculation of pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors."

OVERVIEW

     Since its inception in June 1993, MTI has been primarily engaged in the design, development and marketing of minimally invasive devices for treatment of neuro vascular and peripheral vascular disease. The Company has a limited history of operations and has experienced significant operating losses since inception. Operating losses are expected to continue as the Company expends substantial resources to fund research and development, clinical trials, regulatory approvals and increased marketing and sales activities.


     The Company commenced U.S. commercial shipments of its first infusion catheters in November 1994, but did not generate significant revenues until it established a direct domestic sales force in the second half of 1995. The Company currently sells its products in international markets through a limited number of distributors. During September 1996, four of the Company's seven sales representatives left the Company to join three other companies. The Company has hired four sales representatives to replace them and has hired a sales representative to cover an additional territory. The temporary reduction of the sales force had the effect of reducing the rate of growth of sales during the fourth quarter of 1996. The Company plans to increase its direct sales force in the United States and has hired a Director of International Operations based in Europe to establish a sales presence outside North America. Any increase in the Company's direct sales force will require significant expenditures of capital and additional management resources.


     To date virtually all the Company's revenues have been derived from sales of its initial infusion catheters, wires and related accessories. The Company expects sales of these and similar products to provide the majority of the Company's revenues at least through 1997. Clinical trials of the Cragg Thrombolytic Brush are currently underway and market introduction is expected in 1997. However, there can be no assurance that FDA approval will be obtained or, if obtained, that the Company will be successful in generating sales of this or other future products. In addition, the Company expects to generate only minimal revenues in the European Community nations until it obtains CE Mark notification for its products.


     The Company's infusion catheters, sidehole infusion wires and Cragg Thrombolytic Brush are currently manufactured by the Company at its facility in San Clemente, California. Certain other products and components are manufactured by contract manufacturers. The Company recently expanded its manufacturing facilities in order to provide sufficient capacity for future products and to better control product costs and quality. Future revenues and results of operations may fluctuate significantly from quarter to quarter and will depend upon, among other factors, actions relating to regulatory and reimbursement matters, the extent to which the Company's products gain market acceptance, the rate at which the Company establishes its domestic and international sales and distribution network, the progress of clinical trials and the introduction of competitive products for diagnosis and treatment of neuro vascular and peripheral vascular disease. The Company's limited operating history makes accurate prediction of future operating results difficult or impossible. Although the Company has experienced sales growth in recent periods, there can be no assurance that the Company will sustain sales growth or gain profitability on a quarterly or annual basis or that its growth will be consistent with predictions made by securities analysts in the future.


     The Company currently manufactures product for stock and ships product shortly after the receipt of orders and anticipates that it will do so in the future. Accordingly, the Company has not developed a significant backlog and does not anticipate that it will develop one in the future.

RESULTS OF OPERATIONS

  Nine months ended September 30, 1996 and 1995

     Net sales for the nine months ended September 30, 1996 increased to $969,000 from $135,000 for the same period in 1995. The increase was the result of the growth in sales of its infusion products. Substantially all of the growth occurred in the domestic market due to the establishment of a domestic sales force in the second half of 1995.


     Cost of sales for the nine months ended September 30, 1996 increased to $1.1 million from $161,000 for the same period in 1995. The increase was attributable to the increase in sales as well as additional fixed production costs and inefficiencies associated with the rapid increase and expansion of production operations, including low production yields, and to the expansion of the Company's manufacturing facilities in conjunction with its move to a new facility in November 1995 and a subsequent expansion thereof in July 1996. The Company continues to incur high manufacturing overhead costs relative to sales and does not expect to achieve positive gross margins until 1997.



     Research and development expenses, which include clinical and regulatory expenses, for the nine months ended September 30, 1996 increased to $1.6 million from $947,000 for the same period in 1995. The increase was primarily attributable to increases in the number of employees, increased expenditures related to development of the Liquid Embolic System ("LES") and commencement of clinical trials of the Cragg Thrombolytic Brush. The Company expects to significantly increase research and development expenditures in 1997, particularly for human clinical trials of the LES and completion of development of the Cragg Thrombolytic Brush.


     Selling, general and administrative expenses for the nine months ended September 30, 1996 increased to $2.3 million from $929,000 for the same period in 1995. The increase was primarily the result of the growth of a direct sales force in the United States, marketing expenses associated with the initial promotion of the Company's products, facility expansion costs, hiring of additional administrative personnel and the amortization of non-cash deferred compensation charges associated with stock option grants to employees.

     Net interest and other income decreased to $119,000 for the nine months ended September 30, 1996 from $161,000 for the same period ended in 1995. This difference was attributable to lower average cash balances versus the prior year.

     As a result of the items discussed above, the Company had a net loss of $3.9 million for the nine months ended September 30, 1996 compared to a net loss of $1.7 million for the same period in 1995.

  Years ended December 31, 1995 and 1994

     Net sales for the year ended December 31, 1995 increased to $292,000 from $26,000 for the year ended December 31, 1994. The increase was the result of the U.S. market launch of the Cragg-McNamara valved tip infusion catheters. Substantially all of the growth occurred in the U.S. market due to the establishment of a domestic sales force in the second half of 1995. International sales represented 12% of total sales for the year ended December 31, 1995, versus 71% of total sales for the year ended December 31, 1994.


     Cost of sales for the year ended December 31, 1995 increased to $316,000 from $27,000 for the year ended December 31, 1994. The increase was attributable to the increase in sales as well as non-recurring production costs and inefficiencies associated with the transition from contracting manufacturing to in-house production operations, and the expansion of the Company's manufacturing facilities in conjunction with its move to a new facility in November 1995.


     Research and development expenses, which include regulatory and clinical expenses, for the year ended December 31, 1995 increased to $1.5 million from $769,000 for the year ended December 31, 1994. The increase was primarily attributable to increases in the number of employees and increased expenditures related to development of the LES and the Cragg Thrombolytic Brush.

     Selling, general and administrative expenses increased for the year ended December 31, 1995 to $1.5 million from $547,000 for the year ended December 31, 1994. This increase was primarily attributable to the establishment of a direct sales force in the United States, the addition of administrative personnel and the development of marketing programs and materials in support of new product introductions.

     Net interest and other income for the year ended December 31, 1995 increased to $202,000 from $17,000 for the year ended December 31, 1994. This difference was attributable to higher average cash balances in 1995 due to the $5.2 million private placement of equity in February 1995.


     As a result of the items discussed above, the Company had a net loss of $2.8 million for the year ended December 31, 1995 compared to a net loss of $1.3 million for the year ended December 31, 1994.

INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's operating results to date.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company's cash expenditures have significantly exceeded its sales, resulting in an accumulated deficit of $8.1 million at September 30, 1996. The Company has funded its operations since inception primarily through the private placement of equity securities, as well as through interest income and equipment financing. Through September 30, 1996, the Company has raised approximately $15.2 million from a series of private placements of equity securities.

     As of September 30, 1996 the Company had cash equivalents and short-term investments of $6.1 million compared to $2.4 million at December 31, 1995, and $457,000 at December 31, 1994. The balance at December 31, 1994 is primarily the result of the private placement of $1.1 million of equity securities in July 1994. The increase during 1995 was due primarily to the private placement of $5.2 million of equity securities in February 1995. The increase from December 31, 1995 to September 30, 1996 was due to the private placement of $8.2 million of equity securities in May and June 1996.


     Cash used in the Company's operations increased to $4.0 million for the nine months ended September 30, 1996 from $1.8 million for the same period in 1995. This cash was used primarily to fund increasing levels of research and development of the Company's products, clinical trials, the initial marketing of the products in the United States and general and administrative expenses to support increased operations. The Company's capital expenditures during the first nine months of 1996 were $458,000, which included equipment purchased under a lease-line of credit. The Company's lease-line of credit permits the Company to finance qualified equipment purchases through June 15, 1997 up to a maximum amount of $900,000, at an interest rate of 14.23% for a term of 48 months. As of September 30, 1996, a total of $191,174 was outstanding under the Company's lease-line of credit. The Company plans to finance its capital and operational needs principally from the net proceeds of the recent private placement of equity securities and this Offering, including interest thereon, its existing capital resources, and, to the extent available, from bank and lease financing.



     MTI believes that the anticipated net proceeds from this Offering together with interest thereon and the Company's existing capital resources will be sufficient to fund its operations for at least two years. However, the Company's future liquidity and capital requirements will depend upon numerous factors, including the progress of the Company's clinical research and product development programs, the receipt of and the time required to obtain regulatory clearances and approvals, and the resources the Company devotes to developing, manufacturing and marketing its products. The Company's capital requirements will also depend on, among other things, (i) the resources required to expand its direct sales force in the United States and increase its marketing and sales presence internationally, (ii) the resources required to expand manufacturing capacity and facilities requirements and (iii) the extent to which the Company's products gain market acceptance. The Company does not have commitments for any further expansion of its manufacturing facilities nor are any expected during the following eighteen months. However, there can be no assurance that the Company will not require additional financing within this time frame and, therefore, may in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional funding may not be available when needed or on terms acceptable to the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations.

                                    BUSINESS


     Micro Therapeutics, Inc. ("MTI" or the "Company") develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI focuses its efforts in two underserved markets: (i) the treatment of neuro vascular disorders of the brain associated with stroke; and
(ii) the treatment of peripheral vascular disease, including blood clot therapy in hemodialysis access grafts, arteries and veins. The Company's objective is to provide physicians with new interventional treatment alternatives which improve outcomes, reduce costs, shorten procedure times, reduce drug usage and allow access to difficult-to-reach anatomical locations. The Company currently markets more than forty products for the treatment of peripheral vascular disease and will introduce products to treat neuro vascular disease in 1997.



     The Company's products and products under development in the neuro vascular market designed to address stroke include: (i) a range of infusion micro catheters incorporating shaft designs and innovative materials, which allow access to the smallest, most remote blood vessels; and (ii) the Liquid Embolic System ("LES"), which combines a unique material and special purpose micro catheters designed to treat aneurysms and arteriovenous malformations ("AVMs"). The Company's products in the peripheral vascular market, designed for less invasive treatment of blood clots, include: (i) a broad offering of infusion catheters, micro catheters and infusion wires; and (ii) the Cragg Thrombolytic Brush designed for rapid interventional clot disruption and dissolution through mechanical mixing of a thrombolytic drug with the clot.


BACKGROUND


     Vascular disease is, by Company estimates, the leading cause of death in the industrialized world, and is responsible for over 40% of all deaths in the United States. Vascular disease may occur in any blood vessel in the body, and is generally manifested as an occlusion or rupture in a vessel. The vascular disease market consists of three segments, defined by anatomical location: cardiovascular disease, or disease in the coronary arteries; neuro vascular disease, or disease in the vessels in the brain; and peripheral vascular disease, or disease in blood vessels throughout the rest of the body. MTI is focused on the two segments it believes to be underserved: neuro vascular and peripheral vascular disease.


  Neuro Vascular Disease


     The Company believes that the leading complication of neuro vascular disease is stroke, the diminished blood flow to critical regions of the brain. A significant need for effective stroke therapy exists because of the severity of the disorder, its prevalence in society, the inadequacy of current therapies and the high cost of treatment and care. Acute stroke is the third leading cause of death in the United States and a major cause of long-term disability, with an estimated annual cost of over $30 billion. There are approximately 500,000 cases of stroke per year in the United States, of which approximately one-third of the victims die as a result of the event and another one-third become severely and permanently disabled, according to the National Stroke Association. Over three million people in the United States are stroke survivors and stroke is the leading cause of disability among adults, according to an article published in Neurology. The disabilities caused by stroke include paralysis, coma, impaired cognition, reduced coordination, loss of visual acuity, loss of speech, loss of sensation or a combination of these effects. Currently, no medical intervention exists that can reverse the brain damage resulting from stroke.



     Strokes are typically caused either by blockages (vaso-occlusive stroke) or ruptures (hemorrhagic stroke) of vessels within or leading to the brain. According to the American Heart Association, the most common type of vaso-occlusive stroke, thromboembolic stroke, is caused by the existence of a blood clot, or thrombus, within an artery, blocking blood flow. These blood clots can originate in the heart or a peripheral vascular site and travel into the neuro vasculature. The other type of vaso-occlusive stroke, atherosclerotic stroke, results from blockage of blood flow by plaque in a vessel. The majority of atherosclerotic strokes result from blockage in the carotid artery in the neck. The Company estimates that the annual number of cases of thromboembolic and atherosclerotic stroke in the United States is 325,000 and 95,000, respectively.

     Hemorrhagic stroke is generally caused by the rupture of a blood vessel in the brain resulting from a vascular defect such as an aneurysm or AVM. By Company estimates, there are approximately 80,000 cases of hemorrhagic stroke per year in the United States.



     An aneurysm is a balloon-shaped structure which forms at a weak point in the vessel wall and fills with blood. Aneurysms typically grow over time and, due to pressure placed on the wall of the aneurysm, are prone to rupture. Burst aneurysms result in massive intracranial bleeding and often death. Patients with unruptured aneurysms may experience symptoms such as blurred vision, headaches or dizziness; however, the large majority of these patients are asymptomatic. While 30,000 hemorrhagic stroke cases are related to ruptured intracranial aneurysms, autopsy studies have suggested that unruptured aneurysms may occur in approximately 2% to 5% of the general population in the United States, according to the American Association of Neurological Surgeons. The Company believes that with the development of new diagnostic and interventional technologies, the pool of candidate patients may be expanded to include those with unruptured aneurysms discovered in conjunction with other examinations.


     In an AVM, the flow of blood between arteries and veins, which normally occurs through capillary vessels, is shortcut by the development of larger vessels connecting directly from arteries to veins. The higher pressure on the arterial side makes these vessels highly prone to rupture.

     The Company believes that, while the interventional treatment of stroke in the United States is estimated to be 30,000 procedures today, this market will grow significantly, driven by the development of improved diagnostic, imaging and interventional technologies; conversion from surgical to interventional procedures; the acceptance of preventive treatment of unruptured aneurysms; the increasing number of trained interventional neuroradiologists; the continued development of stroke centers; and the impact of stroke public awareness programs.

  Peripheral Vascular Disease


     The Company estimates that approximately eight million people have been diagnosed with peripheral vascular disease in the United States, of which an estimated one million are treated annually. Generally, these patients suffer from degenerative atherosclerosis or blood clots, the same process that produces coronary artery disease. For patients diagnosed with peripheral vascular disease, there is currently no therapy of which the Company is aware, able to halt the degenerative process.



     Vascular obstruction, or the resulting lack of blood flow, can lead to skin discoloration, pain, ulceration, swelling or a change in blood chemistry, and can result in the loss of limb and even death. These symptoms are most often present in the legs and arms and may also develop in the neck and torso.


     Thrombosis, or the stagnation and clotting of blood, most often occurs at locations in blood vessels where the flow of blood has become restricted. This is most evident in vascular grafts placed to augment blood flow and in native arteries where the vessel bifurcates or atherosclerosis has narrowed the channel through which blood flows. Blood clots may form at the point of narrowing or may originate elsewhere in the cardiovascular system, break off, travel downstream and lodge in a smaller peripheral vessel, decreasing or completely blocking flow. Unless this condition is alleviated, tissue ischemia and gangrene can occur.

     One common site for vascular obstruction is in hemodialysis access grafts. The Company believes hemodialysis access grafts have been surgically implanted in approximately 140,000 kidney dialysis patients in the United States. These grafts are used as the access site for dialysis needles which are inserted to withdraw and return blood from a dialyzer, a procedure performed every 2-3 days for each such patient. These hemodialysis access grafts occlude over time and fail approximately every 6-18 months, requiring treatment, generally surgery.


     The Company estimates thrombosis in peripheral arteries affects 500,000 people per year in the United States. Approximately 200,000 of these patients receive surgical or interventional treatment, as estimated by the Company.


     Clotting of the deep veins in the lower extremities and torso is commonly referred to as deep venous thrombosis ("DVT"). DVT and other venous thrombosis associated with superficial veins are responsible for approximately 250,000 hospitalizations annually in the United States and approximately 600,000 additional cases result from long-term hospital stays, according to the American Medical Association and an article published in American Family Physician. Currently, virtually all treatment is systemic infusion of anticoagulant drug over a seven day period or longer on an inpatient basis, followed by an oral medication regimen for the remainder of the patient's life. This treatment only stops the progression of the clotting and does not remove the clot. Surgical removal of the obstruction is not considered to be a desirable treatment alternative for DVT because of the potential injury to the vein.


     The Company estimates that the interventional market of peripheral blood clots in the United States is approximately 100,000 procedures per year, and believes this market will grow significantly, driven by the conversion from surgical to interventional procedures and the development of advanced technologies that decrease overall procedure costs.

BUSINESS STRATEGY

     MTI's goal is to be a leading provider of interventional solutions for treatment of neuro vascular and peripheral vascular disorders. The Company's strategy is composed of the following key elements:

     - Focus on Underserved Markets. MTI is focusing on the development of products for treatment of neuro vascular disorders associated with stroke and peripheral vascular disorders, two market segments which the Company believes are underserved. The Company works closely with leading interventional radiologists and neuroradiologists worldwide who are committed to advancing interventional techniques for treating these disorders.

     - Establish Early Market Presence. The Company has established an early presence in the U.S. peripheral blood clot therapy market through the development and rapid regulatory approval of a broad offering of catheters and infusion wires for the interventional radiologist, and by distributing these products through a direct sales force focused on this specialty. The Company believes this early market penetration strategy has enabled it to establish a strong foundation in the peripheral vascular therapy market and facilitate the introduction of new technologies.

     - Expand Interventional Therapy Alternatives. Through its development efforts MTI is addressing the key issues to growth in interventional vascular therapies, including ease of vessel access, ease of therapeutic delivery, completeness and efficacy of therapy, conversion from an inpatient to an outpatient setting, and reduction of procedure time and cost. In so doing, MTI is expanding the pool of patients who may be candidates for interventional therapy.

PRODUCTS

     The following table sets forth the Company's principal products and products under development and their current status:


              PRODUCT LINE                        U.S. STATUS             INTERNATIONAL STATUS
----------------------------------------  ---------------------------    ----------------------

NEURO VASCULAR - STROKE THERAPY

  Micro Catheters
     EASY RIDER Valved Tip Sidehole       510(k) submission 1997         Submission for CE Mark
       Infusion                                                          expected 1997

     EASY RIDER Endhole Infusion          510(k) submission 1997         Submission for CE Mark
                                                                         expected 1997

     Flow Directed Infusion               510(k) submission 1997         Submission for CE Mark
                                                                         expected 1997

  Liquid Embolic System                   Preclinical                    Clinical trials

PERIPHERAL VASCULAR - BLOOD CLOT THERAPY

  Infusion Catheters

     Cragg-McNamara Valved Tip Sidehole   510(k) approved; 21 models     Marketed in 7
                                          currently marketed;            countries
                                          6 models to be launched in
                                          first half 1997

     Patency Sidehole and Endhole         510(k) approved; 10 models     Marketed in 7
                                                                         countries
                                          currently marketed

     MicroMewi Sidehole                   510(k) approved; 2 models      Submission for CE Mark
                                          currently marketed             expected first half
                                                                         1997

     MicroPatency Endhole                 510(k) approved; 3 models      Marketed in 7
                                                                         countries
                                          currently marketed

     Katzen Select Variable Infusion      510(k) approved                Submission for CE Mark
       Length                                                            expected 1997

  Infusion Wires

     ProStream Multiple Sidehole          510(k) approved; 4 models      Submission for CE Mark
                                          currently marketed             expected first half
                                                                         1997

     ProStream Endhole                    510(k) approved; 2 models      Submission for CE Mark
                                          currently marketed             expected first half
                                                                         1997

  Cragg Thrombolytic Brush                510(k) submitted               Approved 2 countries;
                                          September 1996                 Submission for CE Mark
                                                                         expected first half
                                                                         1997

NEURO VASCULAR -- STROKE THERAPY PRODUCTS

  Micro Catheters

     The Company has developed multiple lines of micro catheters incorporating unique shaft designs and innovative materials which allow access to small, remote blood vessels in the brain. These micro catheters may be used for infusion of drugs to dissolve blood clots associated with thromboembolic stroke.

     The conventional treatment for neuro vascular blood clots involves the systemic delivery of thrombolytic drugs capable of dissolving the clot. Interventional thrombolytic therapy for neuro vascular occlusions involves the use of subselective micro catheters to reach the site of the occlusion, followed by the local infusion of thrombolytic drugs to dissolve the blood clot. The Company believes that site-specific delivery of thrombolytic drugs may prove to be more effective than traditional intravenous systemic administration by requiring less drug, which may lead to reduced side effects such as bleeding in other parts of the body.

     Of the 325,000 patients who experience thromboembolic stroke each year, the Company estimates that 150,000 of these patients could be treated by interventional procedures with early intervention, patient selection and improved micro catheters. One line of the Company's micro catheters is designed for endhole infusion of thrombolytic drugs to dissolve short clots. Another line, designed for longer clots, incorporates the Cragg MicroValve at the tip of the catheter, which, when closed, forces fluid out infusion side holes over the length of the clot.


     The Company expects to submit 510(k) applications for its neuro micro catheters and to introduce these products in 1997. Neuro micro catheters historically have gained market clearance via the 510(k) process. Clinical data has not been provided in support of neuro micro catheter 510(k) submissions.


  Liquid Embolic System

     The Company's proprietary LES, currently under development, is designed for rapid and controlled embolization of aneurysms and AVMs. The LES consists of unique biomaterials and special purpose micro catheters. The micro catheters are used to deliver the material, in liquid form, to small remote blood vessels in the brain where it fills a vascular defect and transforms into a solid polymer cast. The LES offers a unique form, fill and seal approach to the interventional treatment of aneurysms or AVMs associated with hemorrhagic stroke.

     The conventional treatment of hemorrhagic stroke requires highly-invasive neurosurgery, in which a portion of the skull is removed and brain tissue is manipulated to gain access to the diseased vessel. This type of surgery generally involves extensive blood loss and prolonged hospitalization.

     Interventional treatment of aneurysms currently involves advancing a micro catheter through the cerebral vasculature to the aneurysm site. Tiny metal coils attached to a delivery wire are passed, one at a time, through the catheter and into the aneurysm. The coil is then released from the delivery wire, the wire is removed and the next coil is advanced through the catheter. This process is repeated until approximately 30% of the volume of the aneurysm is filled with coils. The presence of these coils in the aneurysm disrupts blood flow, leading to the formation of thrombus in the spaces within the coil mass. Numerous embolization coils are required to fill an aneurysm, a procedure which generally takes two to three hours to complete.

     Surgical treatment of AVMs includes both open neurosurgery and radiosurgery. The Company estimates that 75% of AVM surgical procedures are preceded by interventional embolization of the AVM. In the United States, interventional AVM embolization, either as stand-alone treatment or as a bridge to surgery, involves depositing polyvinyl alcohol ("PVA") particles, coils or other embolic material into the AVM to reduce or stop blood flow. Embolization with PVA particles is challenging due to the difficulty of placing the particles into the proper location, the inability to visually confirm the placement of the particles and the tendency for embolized vessels to reopen. Outside the United States, the most widely used embolization technique for AVMs is the injection of acrylic-based glues which have not been approved for use in the United States. Glues have multiple drawbacks, such as lack of control in delivery and extreme adhesion to all surfaces, including the delivery catheter.

     In an LES procedure, the micro catheter is positioned at the embolization site and the material is delivered with a single injection. The LES material is visible under fluoroscopy and thus the interventionalist is able to see and continuously monitor the penetration and location of the material. When the vascular defect is completely filled with the polymer cast, the delivery catheter is removed. Since the LES material is nonadhesive, the controlled injection and filling of the vascular defect can take place over a 30-second or longer period, whereas a glue injection must be instantaneous to avoid gluing the delivery catheter in place.

               (SKETCH OF AN ANEURYSM, BEFORE AND AFTER TREATMENT
           USING LES AND AN AVM BEFORE AND AFTER TREATMENT USING LES)

     The Company believes that its LES will allow the interventionalist to fill defects in a controlled fashion, leading to better outcomes for aneurysm and AVM therapy by:


     - Providing a means to fill an aneurysm or AVM with a single delivery through a micro catheter, thereby reducing the catheter/guidewire manipulation, exchange time and procedure time;


     - Completely filling the vascular defect, rather than inducing formation of thrombus; and

     - Reducing potential for reformation of an aneurysm or AVM resulting from inadequate filling.


     The Company has been conducting preclinical studies of the LES and has initiated human clinical trials outside of the United States. The Company expects an investigational device exemption ("IDE") to conduct human clinical trials in the United States to be filed in the first half of 1997. The Company anticipates that the first indicated use of the LES for which it will seek an IDE is the treatment of AVMs. There can be no assurance, however, that the Company will be successful in obtaining an IDE. Additional potential uses for the LES include tumor embolization, urinary incontinence and reproductive sterilization. The Company does not intend to devote significant resources to these applications, although it has undertaken preliminary animal testing.

PERIPHERAL VASCULAR -- BLOOD CLOT THERAPY PRODUCTS

  Catheters and Infusion Wires

     MTI is introducing to the market a broad offering of less invasive interventional catheters, micro catheters and infusion wires capable of efficient delivery of thrombolytic agents for the dissolution of blood clots. MTI's current offering of Cragg-McNamara valved tip infusion catheters and ProStream infusion wires represents advanced technology in thrombolytic therapy for the three peripheral vascular market subsegments: hemodialysis access grafts, arteries and veins.

     Surgical embolectomy is the most common procedure for removing blood clots from the vascular system, including hemodialysis access grafts. In this procedure, a surgical incision is made down to the occluded vessel, the vessel is cut open and a balloon catheter is used to remove the clot through the incision.

     Vascular bypass surgery with native vessels or synthetic grafts is also performed. In this procedure, either a native vessel, usually a vein surgically harvested from the patient's leg, or an artificial graft is surgically connected above and below the occlusion. Blood can then flow around, or bypass, the occlusion.

     These surgical procedures require an operating room and attendant staff, anesthesia, intensive care and associated in-hospital recovery facilities and supplies. If the surgery is performed on an occluded graft through which the patient had been receiving hemodialysis, the dialysis therapy must be discontinued at the site of the graft for approximately two weeks and an alternate access site established for hemodialysis.


     Thrombolysis, or the dissolving of blood clots, can be performed interventionally, often on an outpatient basis, by delivering thrombolytic drugs through an infusion catheter directly into the clot. Various techniques are used in these procedures including the "pulse-spray" infusion technique where boluses of the drug are repeatedly hand injected into the thrombus with high pressure syringes, and the "weep" infusion technique where the drug is slowly infused into the clot over a longer period of time. In coaxial infusion systems, a micro catheter or infusion wire is placed through a larger catheter, and infusion is performed through both devices. This technique allows simultaneous infusion into small, distal vessels and larger, proximal vessels.


     Available treatments for blood clots in veins are much more limited than those for arteries. Currently, virtually all treatment for DVT is systemic infusion of anticoagulant drugs over a seven day period, or longer, on an inpatient basis, followed by an oral medication regimen for the rest of the patient's life. This treatment only stops the progression of the clotting and does not remove the clot already present. Surgical embolectomy is not considered to be a treatment alternative for DVT because of the potential for injury to the veins.

     Recently, a number of high profile interventional radiology centers in the United States have begun treating DVT with the infusion of thrombolytic drugs at the site of the clot through sidehole infusion catheter and infusion wire systems. The Company believes the interventional treatment of DVT with its catheters and infusion wires may represent a significant opportunity to expand the patient population for interventional therapy.

     Of the 140,000 hemodialysis access graft treatments currently performed each year in the United States, the Company estimates that one third are treated interventionally. Of the 200,000 arterial blood clot treatments currently performed each year in the United States, the Company estimates that 45,000 are interventional. The Company also estimates that an additional 10,000 vein procedures are performed interventionally each year in the United States for a total of 100,000 interventional treatments for peripheral blood clots.

     Cragg-McNamara Valved Tip Catheters. These catheters incorporate the Company's Cragg MicroValve which allows a catheter to be advanced over a guidewire, and when the wire is removed, the valve at the tip of the catheter closes completely. This valve technology allows the use of the entire catheter lumen for sidehole fluid delivery as compared to competitive products which require a wire to be in place to occlude the catheter tip during sidehole infusion.

     Patency Sidehole and Endhole Catheters. The Company's Patency catheters provide sidehole or endhole infusion in the peripheral vasculature. These catheters can be used alone or as the outer catheter of a coaxial infusion system.



     MicroMewi Sidehole Micro Catheters. The Company's MicroMewi micro catheters provide sidehole infusion in small, distal vessels of the peripheral vasculature. These catheters incorporate a two-section design which adds pushability to the proximal segment and flexibility to the distal end. The MicroMewi can be used either alone or as the inner catheter of a coaxial infusion system.



     MicroPatency Endhole Micro Catheters. These endhole micro catheters provide infusion in small, distal vessels of the peripheral vasculature. They incorporate a two-section design which adds pushability to the proximal segment and flexibility to the distal end. The MicroPatency endhole micro catheters can be used alone or as the inner catheter of a coaxial infusion system.


     Katzen Select Variable Infusion Length Catheters. With the introduction of the Katzen Select variable infusion length catheters, the Company will expand the interventionalist's capability in thrombolytic therapy by offering, for the first time, the ability to change the desired infusion characteristics while the catheter is in the patient. With this catheter, the physician has the option of changing the desired infusion length to match changing anatomical needs as the blood clot dissolves. This unique sidehole infusion capability is made possible by the proprietary Cragg MicroValve.


     ProStream Infusion Wires. The Company's infusion wires can be inserted into blood vessels, and navigated to the site of an obstruction to allow the infusion of fluids through the wire to the distal anatomy. These infusion wires can also be passed through infusion catheters to allow simultaneous infusion at multiple sites.



     MTI received 510(k) clearance of its Cragg-McNamara valved tip infusion catheters in October 1994 and is currently marketing 21 models both domestically and internationally. The Company received 510(k) clearance of the ProStream sidehole infusion wires in January 1996, is currently marketing six models of ProStream infusion wires in the United States and intends to begin selling internationally in the first half of 1997. These products, together with MTI's Patency, MicroPatency, MicroMewi and Katzen Select infusion catheter lines are, or will be, marketed in the United States through its direct sales force and internationally through a combination of direct sales and distributors.


  Cragg Thrombolytic Brush

     The Company believes that most treatments for blood clots in the peripheral vasculature could be performed interventionally. However, in order for interventional thrombolysis procedures to surpass surgical procedures as the treatment of choice, three main issues need to be addressed, all of which have a direct impact on procedure cost.

     First, the length of time to achieve lysis of the clot must be shortened. If a clot is relatively "fresh," that is, several hours old or less when treated, dissolution time is quick and the procedure can be completed in a single session in the catheterization or special procedures lab. If, however, the clot becomes more "organized" in the vessel, dissolution time lengthens. In these circumstances, thrombolysis starts in the catheterization lab and continues in a hospital room for 24-72 hours, making it an inpatient procedure. The patient is then moved back to the lab a second time for angiographic imaging to determine whether the infusion has been successful. Even a single setting thrombolytic procedure on a fresh clot can require the interventional radiologist to administer the drug for a considerable length of time. Second, the dissolution of the clot must be complete. An established clot is resistant to complete dissolution and any residual clot becomes a site for repropagation of new clot. Third, drug cost must be reduced. The cost of drugs for a long-term thrombolytic infusion lasting several days is thousands of dollars.

     MTI is conducting a controlled clinical evaluation of the Cragg Thrombolytic Brush in hemodialysis access grafts, which addresses the clinical issues that remain in standard thrombolysis. The Cragg Thrombolytic Brush is designed for rapid interventional clot disruption and dissolution through mechanical mixing of a thrombolytic drug with the blood clot. A cylindrical, soft nylon brush mounted on a wire cable is introduced into the vessel through an infusion catheter. The cable drive is attached to a battery powered, low speed motor drive. A side port on the catheter allows thrombolytic drugs to be infused through the catheter immediately adjacent to the brush. Once positioned in the clotted graft, infusion of thrombolytic drug is begun and the motor is switched on, starting the brush rotation. The rotation of the brush within the clot actively mixes the drug into the clot, exposing more clot surface to the drug, thus accelerating the thrombolytic process. The Company is developing an over-the-wire version of the Cragg Thrombolytic Brush that the Company believes will further improve vascular access and ease of use. Future studies using this design may include clinical evaluation in other applications, including peripheral artificial grafts, arteries and veins.



     In June 1994, the Company filed its original 510(k) for the Cragg Thrombolytic Brush. The FDA requested that MTI conduct clinical trials to support its substantial equivalence claim. In September 1996, the Company filed a 510(k) market clearance application with the FDA for the Cragg Thrombolytic Brush. Included in the application was statistical analysis covering the first 40 patients treated under an IDE clinical study. In this study, patients are randomized to treatment with either the Cragg Thrombolytic Brush or conventional pulse-spray thrombolytic infusion. The key clinical endpoints being measured in the study are the length of time to reopen the occluded graft and the amount of thrombolytic drug used. The results as of December 31, 1996, including 63 patients, demonstrate substantial improvements with reductions in both of these clinical endpoints for the Cragg Thrombolytic Brush, as compared to conventional pulse-spray thrombolytic infusion. See "Government Regulation."


SALES AND MARKETING


     The primary users of the Company's products are interventional radiologists and neuroradiologists. The Company estimates that approximately 1,500 hospitals in the United States perform interventional radiology procedures and an estimated 500 institutions provide some neuro vascular and peripheral vascular therapy.


     In order to achieve early adoption of its products, the Company believes it will need to establish and maintain relationships with the key interventional radiologists and neuroradiologists. The Company believes that these relationships can only be formed through the presence of a direct sales organization. Currently the Company's domestic sales force consists of eight direct sales representatives covering the United States. To date, sales representatives have concentrated their efforts on 200 selected interventional radiology centers, which the Company believes account for a majority of the total procedures. It is anticipated that the interventional radiology and neuroradiology centers will overlap substantially, allowing for efficient selling into the overall interventional marketplace.

     The Company has established international distribution arrangements in Germany, the United Kingdom, The Netherlands, Belgium, Japan, Australia and Canada through a network of specialty medical device distributors. These arrangements provide the Company with distributors experienced in the interventional device markets who are able to access the top interventional physicians and institutions worldwide. MTI's distributor network has initially focused on the introduction and market penetration of peripheral vascular products. The Company's Director of International Operations, based in Europe, directs the Company's international sales efforts, oversees the existing distributor network, evaluates new distribution opportunities, and acts as a liaison for the Company's clinical investigation programs.

RESEARCH AND DEVELOPMENT

     The Company is directing its research efforts towards development of products which expand the therapeutic alternatives available to interventional radiologists and interventional neuroradiologists for treatment of vascular disease. The primary efforts are directed at further expansion of its catheter and infusion wire product offerings to simplify access to the venous system for treatment of DVT, and extension of the Cragg Thrombolytic Brush technology for application in native vessel grafts, arteries and veins.

     While the development efforts for the LES are focused on AVMs and aneurysms in the neuro vasculature, the Company believes the LES may also have utility for a variety of procedures throughout the vascular system, including embolization of certain types of tumors whose growth is dependent on adequate blood supply, and the Company has performed studies on representative animal models. In addition, the Company has filed patents related to certain non-vascular applications of the LES, and is sponsoring preclinical studies of its use in certain urological and gynecological procedures.

     In addition to its work on the LES, the Company is actively investigating alternative treatment modalities for disease associated with stroke. The primary focus of this work is the application of stent technology in the head and neck. Stents are small tubular frameworks introduced percutaneously and deployed to reestablish blood flow in an occluded section of a vessel. In recent years stents have been used increasingly in coronary and certain peripheral arteries that are blocked by atherosclerotic plaque. The Company believes stents may provide a viable alternative to surgery for exclusion of such plaque in the carotid arteries and exclusion of certain types of aneurysms in cerebral arteries.

     Work performed to date in the Company's stent program has been directed principally towards establishment of intellectual property rights in relevant technologies, development of designs and fabrication of initial prototypes. The Company has executed two license agreements covering four issued and several pending U.S. patents for certain stent technology and has filed an additional patent of its own. Should the early research further confirm the potential of the Company's technologies, efforts in 1997 would be directed towards refinement of designs and initiation of preclinical trials.

     All of these research efforts are at an early stage, and there can be no assurance that any products will be successfully developed from them, receive regulatory approvals, be capable of being manufactured cost-effectively, be successfully introduced or receive market acceptance. See "Risk Factors" for additional information regarding risks generally applicable to development of new products.

     The Company's research and development staff consists of 20 full-time engineers, technicians and regulatory personnel, and two full time consultants, all of whom have substantial experience in medical device development. In addition to these technical personnel, the Company's product development process incorporates teams organized around each of the Company's core technologies or product groups, with each team having representatives from marketing, regulatory and clinical affairs, manufacturing and finance. Consultants are utilized where additional specialized expertise is required. See "Management -- Other Key Advisors."

MANUFACTURING


     The Company manufactures its proprietary catheters, infusion wires and the Cragg Thrombolytic Brush in a clean room setting at its facilities in San Clemente, California. The Company has implemented quality control systems as part of its manufacturing process, which comply with U.S. Good Manufacturing Practices ("GMP") requirements. The Company has also been inspected by the California Department of Health Services ("CDHS") on behalf of the State and under contract with the FDA, and is registered with the State of California to manufacture its medical devices. The Company believes that it is in compliance with FDA GMP for medical devices. There can be no assurance, however, that the Company will remain in compliance with GMP. Failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.



     The Company is also in the process of implementing policies and procedures which are intended to allow the Company to achieve ISO 9001/EN 46001 certification of its quality control systems in the first half of 1997. The European Union has promulgated rules which require that medical products receive by mid-1998 the right to affix the CE Mark, an international symbol of adherence to quality assurance standards. In order to obtain the right to affix the CE Mark to its products, the Company will need to obtain certification that its processes meet the ISO 9001/EN 46001 quality standards and applicable medical device directives promulgated by the European Union. Failure to receive the right to affix the CE Mark will prohibit the Company from selling its products in member countries of the European Union, and there can be no assurance that the Company will be successful in meeting the European quality standards or other certification requirements.


     The Company has developed the necessary capabilities for micro valve molding, hole drilling, bonding, catheter assembly, balloon fabrication, infusion wire assembly, tip forming, packaging and testing, and has developed proprietary know-how and manufacturing expertise in several of these areas. An endhole infusion wire and certain accessories are manufactured for the Company on an OEM basis; all other fabrication and assembly operations are performed in the Company's manufacturing facilities. The Company uses outside contractors for extrusion, injection molding, hydrophilic coating, motor drive componentry and sterilization. Outside services will be brought in-house as necessary or appropriate to meet the Company's production, quality and profitability objectives.

     Raw materials are purchased from various qualified vendors, subjected to stringent quality specifications and assembled by the Company into final products. The Company routinely conducts quality audits of suppliers and has adopted a vendor qualification program. Certain products are obtained by the Company from single source suppliers. However, the Company believes that alternative suppliers are available for its raw materials and other product components and plans to qualify additional suppliers as sales volume warrants. Although the Company intends to maintain sufficient levels of inventory to avoid any material disruption resulting from increased manufacturing, there can be no assurance that the Company will be able to manufacture and supply products to meet potential demand.

COMPETITION

     The medical device industry is characterized by rapidly evolving technologies and significant competition. The Company expects competition in the interventional radiology and interventional neuroradiology markets to increase substantially. The Company believes that interventional procedures with products like its own are substantially less costly than highly invasive surgical procedures and may ultimately replace these procedures in certain applications. In certain cases, the Company's products may be used in conjunction with traditional surgical techniques.

     The Company competes primarily with other producers of catheter and wire based products for interventional treatment of neuro vascular and peripheral vascular disease. In neuro vascular interventional applications Target Therapeutics, Inc. is the market leader. The Company expects to compete against Target Therapeutics and other recent entrants in the neuro vascular interventional market including Boston Scientific, Inc., the Cordis, Inc. subsidiary of Johnson & Johnson, and Medtronic Micro Interventional Systems. In peripheral blood clot therapy applications the Company competes with the MediTech division of Boston Scientific, Inc., Cook, Inc., Target Therapeutics and the AngioDynamics division of E-Z-EM Corporation. All of these companies have significantly greater financial, manufacturing, marketing, distribution and technical resources, name recognition and experience than the Company. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than those developed by the Company or that would render the Company's products obsolete or noncompetitive. Additionally, there can be no assurance that the Company will be able to compete effectively against such competitors based on its ability to manufacture, market and sell its products.

     The length of time required for product development and regulatory approval plays an important role in a company's competitive position. Consequently, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development, clinical evaluation and commercialization of new products. Product development involves a high degree of risk and there can be no assurance that the Company's research and development efforts will result in commercially successful products.

MEDICAL ADVISORY BOARD

     The Company has a group of physicians which advise it on medical matters in areas of the Company's business. The Company's Medical Advisory Board (the "MAB") includes experts in vascular disease diagnosis and therapy in interventional radiology and interventional neuroradiology. The Company regularly consults with members of the MAB regarding the Company's research and development, preclinical trials and clinical trials.

     The Micro Therapeutics Medical Advisory Board is composed of the following individuals:

Andrew H. Cragg, M.D........  Director, Interventional Vascular Medicine,
  Chairman of MAB and a       Fairview Riverside Medical Center and Clinical
  Founder of the Company      Associate Professor of Radiology, University of
                                Minnesota Hospitals
Flavio Castaneda, M.D. .....  Clinical Associate Professor of Radiology and
                              Surgery, and Radiology Research Director, University
                                of Illinois College of Medicine at Peoria
Bart Dolmatch, M.D. ........  Section Head, Vascular and Interventional Radiology,
                              The Cleveland Clinic Foundation
Barry Katzen, M.D. .........  Medical Director, Miami Vascular Institute, and
                              Clinical Professor of Radiology, University of Miami
                                School of Medicine
Thomas O. McNamara, M.D. ...  Professor of Radiological Sciences, UCLA School of
                                Medicine, Vascular Interventional Radiology
                                Section, UCLA Medical Center for the Health
                                Sciences
Mark Mewissen, M.D. ........  Associate Professor of Radiology, Director of
                              Vascular/ Interventional Radiology, Medical College
                                of Wisconsin, Froedtert Memorial Lutheran Hospital
Alex Norbash, M.D. .........  Assistant Professor of Interventional
                              Neuroradiology, Stanford University Hospital
John Perl II, M.D. .........  Section of Neuroradiology, The Cleveland Clinic
                                Foundation
Cass Pinkerton, M.D. .......  Senior Consultant, Interventional Cardiology,
                              Nasser, Smith & Pinkerton Cardiology
Don F. Schomer, M.D. .......  Assistant Professor of Radiology, The University of
                              Texas, M.D. Anderson Cancer Center, Diagnostic
                                Radiology
Donald Schwarten, M.D. .....  Director of Interventional Radiology, St. Vincent's
                              Hospital
Tony Smith, M.D. ...........  Professor of Radiology and Director of
                              Interventional Neuro and Peripheral Vascular
                                Radiology, Duke University Medical Center
Sidney Wallace, M.D. .......  Professor Emeritus, Deputy Division Head for
                              Research, Division of Diagnostic Imaging, The
                                University of Texas, M.D. Anderson Cancer Center


     All MAB members have entered into consulting agreements with the Company. These agreements generally provide that all inventions conceived by such consultants in the course of rendering service to the Company are the exclusive property of the Company. These agreements further provide that performance of such agreements will not conflict with any individual consultant's obligation to maintain the secrecy of confidential information of any third parties and that all confidential information developed or made known to such consultants by the Company during the course of such relationships with the Company is to be kept confidential and not disclosed to third parties.



     Except for Dr. Cragg, who receives compensation and holds a significant number of shares of the Company's Common Stock, all MAB members have been granted options to purchase shares of the Company's Common Stock for their services and are reimbursed for reasonable expenses, but receive no other compensation. All of the members of the MAB are employed by employers other than the Company and may have commitments to, or consulting or advisory agreements with, other entities, including potential competitors of the Company, that may limit their availability to the Company. Although these advisors may contribute significantly to the affairs of the Company, none, other than Dr. Cragg, is expected to devote more than a small portion of his time to the Company.

PATENTS AND PROPRIETARY RIGHTS

     The Company's policy is to aggressively protect its proprietary position by, among other things, filing U.S. and foreign patent applications to protect technology, inventions and improvements that are important to the development of its business. The Company's strategy includes extending the patent protection of its licensed technology by filing procedure-specific method patents wherever possible for the use of the Company's products in new clinical applications.

     As of November 30, 1996, the Company held eight issued U.S. patents, one issued foreign patent and has seventeen U.S. and eight foreign patent applications pending. The Company's issued U.S. patents cover technology underlying the Cragg MicroValve, infusion wire, Cragg Thrombolytic Brush, Liquid Embolic System and cartoid and intra-cerebral stent products. The expiration dates of these patents range from February 2009 to December 2015. The pending claims cover various aspects of its infusion catheter, infusion wire, Thrombolytic Brush, micro catheter, Liquid Embolic Systems, cartoid and intra-cerebral stent technologies and non-vascular liquid embolic products.

     Although the Company aggressively works to protect its technology, no assurance can be given that any patents from pending patent applications or from any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around the Company's patents. In addition, others may hold or receive patents or file patent applications which contain claims having a scope that covers products developed by the Company.

     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and many companies in the industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not become subject to patent infringement litigation or an interference proceeding declared by the U.S. Patent and Trademark Office ("PTO") to determine the priority of inventions. The defense and prosecution of patent suits, PTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to the Company, to protect the Company's trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others.

     Any litigation or interference proceedings involving the Company would result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, operating results and financial condition.

     In addition to patents, the Company relies on trade secrets and proprietary know-how to compete, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to individuals by the Company during the course of the relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering service to the Company shall be the exclusive property of the Company. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

GOVERNMENT REGULATION

  United States

     The research, development, manufacture, labeling, distribution and marketing of the Company's products are subject to extensive and rigorous regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. The Company's products are regulated in the United States as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act (the "FDC Act") and require clearance or approval by the FDA prior to commercialization. In addition, significant changes or modifications to medical devices also are subject to regulatory review and clearance or approval. Under the FDC Act, the FDA regulates the research, clinical testing, manufacturing, safety, labeling, storage, record keeping, advertising, distribution, sale and promotion of medical devices in the United States. The testing for, preparation of and subsequent review of applications by the FDA and foreign regulatory authorities is expensive, lengthy and uncertain. Noncompliance with applicable requirements can result in, among other things, warning letters, proceedings to detain imported products, fines, injunctions, civil and criminal penalties against the Company, its officers and its employees, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and a recommendation by the FDA that the Company not be permitted to enter into government contracts.

     In the United States, medical devices are classified into one of three classes (Class I, II or III) on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and efficacy. Under FDA regulations, Class I devices are subject to general controls (for example, labeling, premarket notification and adherence to GMPs) and Class II devices are subject to general and special controls (for example, performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those that must receive premarket approval ("PMA") by the FDA to ensure their safety and efficacy (for example, life-sustaining, life-supporting and implantable devices, or new devices that have not been found substantially equivalent to legally marketed Class I or Class II devices).

     The FDA also has the authority to require clinical testing of certain medical devices as part of the clearance or approval process. If clinical testing of a device is required and if the device presents a "significant risk," an IDE application must be approved prior to commencing clinical trials. The IDE application must be supported by data, typically including the results of laboratory and animal testing. If the IDE application is approved by the FDA, clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the agency. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such costs do not exceed recovery of the costs of manufacture, research, development and handling. The clinical trials must be conducted under the auspices of investigational sites institutional review boards pursuant to FDA regulations.

     Generally, before a new device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance of a 510(k) submission or approval of a PMA application. If a medical device manufacturer or distributor can establish, among other things, that a device is "substantially equivalent" in intended use and technological characteristics to a legally marketed Class I or Class II medical device, or to a Class III medical device for which the FDA has not required a PMA, the manufacturer or distributor may seek clearance from the FDA to market the device by filing a 510(k). The 510(k) submission must establish to the satisfaction of the FDA the claim of substantial equivalence to the predicate device. In recent years, the FDA has been requiring a more rigorous demonstration of substantial equivalence, including the requirement for IDE clinical trials.

     Following submission of the 510(k), the manufacturer or distributor may not place the device into commercial distribution unless and until an order is issued by the FDA finding the product to be substantially equivalent. In response to a 510(k), the FDA may declare that the device is substantially equivalent to another legally marketed device and allow the proposed device to be marketed in the United States. The FDA, however, may require further information, including clinical data, to make a determination regarding substantial equivalence, or may determine that the proposed device is not substantially equivalent and require a PMA. Such a request for additional information including clinical trials or a determination that the device is not substantially equivalent would delay market introduction of the products that are the subject of the 510(k). It generally takes four to twelve months from the date of submission to obtain 510(k) clearance, although it may take longer, in particular if clinical trials are required.

     If the manufacturer or distributor cannot establish that a proposed device is substantially equivalent to a legally marketed Class I or II predicate device, the manufacturer or distributor must seek premarket approval of the proposed device through submission of a PMA application. A PMA application must be supported by extensive data, including laboratory, preclinical and clinical trial data to prove the safety and efficacy of the device, as well as extensive manufacturing information. If the FDA determines, upon initial review, that a submitted PMA application is sufficiently complete to permit substantive review, the FDA will accept the PMA application for filing. FDA review of a PMA application generally takes approximately two years or more from the date of acceptance for filing, but review times vary depending upon FDA resources and workload demands and the complexity of PMA submissions. There can be no assurance that the FDA will review and approve the PMA in a timely manner, if at all. Failure to obtain PMA approvals could have a material adverse effect on the Company's business, operating results and financial condition. Additionally, as one of the conditions for approval, the FDA will inspect the manufacturing establishment at which the subject device will be manufactured to determine whether the quality control and manufacturing procedures conform to GMP regulations. If granted, the PMA approval may include significant limitations on the indicated uses for which a product may be marketed.


     As of November 30, 1996, the Company had received three 510(k) clearances for certain diagnostic or therapeutic indications of its infusion catheters, micro catheters and infusion wires which cover 40 products offered to the market. The Company has made modifications which affect 17 of its products covered under these 510(k) clearances, which modifications, the Company believes, do not affect safety or efficacy of the products and thus, under FDA guidelines, do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA.


     The use of certain materials may require that the device be evaluated as a drug rather than as a device, and thus the FDA's investigational new drug ("IND") and new drug application ("NDA") regulations would be applicable to the clinical study and commercialization of the product. Otherwise the product will be treated as a medical device. The steps required before a drug may be marketed in the United States include preclinical and laboratory tests, the submission to the FDA of an application for an IND which must become effective before clinical trials may commence, adequate and well controlled clinical trials to establish the safety and efficacy of the drug, the submission to the FDA of an NDA, and FDA approval of the NDA prior to any commercial sale or shipment of the product. In January 1996, the Company met with representatives of both the drug and device divisions of the FDA to discuss their respective new product approval requirements. Based on the information presented by the Company regarding the material composition of the LES, the Company believes the LES would be regulated as a device. There can be no assurance, however, that upon more detailed review of the LES, the FDA will not at a later date determine that the LES should be regulated as a drug. Such a change could significantly delay the commercial availability of the LES and have a material adverse effect on the Company's business, operating results and financial condition.

     There can be no assurance that the Company will be able to obtain necessary 510(k) clearances or PMA or NDA approvals to market its products for the intended uses on a timely basis, if at all, and delays in receipt of or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, operating results and financial condition.

     The Company is also required to register as a medical device manufacturer with the FDA and state agencies, such as the CDHS and to list its products with the FDA. As such, the Company will be inspected by both the FDA and CDHS for compliance with GMP and other applicable regulations. These regulations require that the Company manufacture its products and maintain its documents in a prescribed manner. The Company has not yet been inspected by the FDA for GMP compliance. In September 1995, the Company's original facility in Aliso Viejo, California was inspected by the CDHS, acting on behalf of the State and under contract with the FDA. The Company received no significant inspection observations and was subsequently granted a California medical device manufacturing license. In November 1995, the Company's present facility in San Clemente was inspected by the CDHS, again acting on behalf of the State and under contract with the FDA. No significant inspection observations were received. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

     The Company is required to provide information to the FDA on death or serious injuries that its medical devices have allegedly caused or contributed to, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA strictly prohibits the marketing of approved devices for uses other than those specifically cleared for marketing by the FDA. If the FDA believes that a company is not in compliance with the law or regulations, it can institute proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against a company, its officers and its employees. Failure to comply with the regulatory requirements could have a material adverse effect on the Company's business, operating results and financial condition.

     Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. The Company is also subject to regulation by the Occupational Safety and Health Administration and by other government entities.

     Regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict what impact, if any, such changes might have on its business, operating results and financial condition.

  International

     Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements. Some countries have historically permitted human studies earlier in the product development cycle than regulations in the United States permit. Other countries, such as Japan, have requirements similar to those of the United States. This disparity in the regulation of medical devices may result in more rapid product clearance in certain countries than in others.

     The Company or its distributors have received registrations and approvals to market its Cragg-McNamara and Patency infusion catheters in Germany, The Netherlands, Belgium, the United Kingdom, Canada, Japan and Australia.


     The European Union has promulgated rules which require that medical products receive by mid-1998 the right to affix the CE Mark, an international symbol of adherence to quality assurance standards. ISO 9000/EN 46001 certification is one of the CE Mark certification requirements. In order to obtain the right to affix the CE Mark to its products, the Company will need to obtain certification that its processes meet the ISO 9001/EN 46001 quality standards and applicable medical device directives promulgated by the European Union. Failure to receive the right to affix the CE Mark will prohibit the Company from selling its products in member countries of the European Union and there can be no assurance that the Company will be successful in meeting the European quality standards or other certification requirements.


     Exports of products subject to the 510(k) notification requirements, but not yet cleared to market, are permitted without FDA export approval provided certain requirements are met. Unapproved products subject to the PMA requirements must receive prior FDA export approval unless they are approved for use by any member country of the European Union and certain other countries, including Australia, Canada, Israel, Japan, New Zealand, Switzerland and South Africa, in which case they can be exported to any country without prior FDA approval. To obtain FDA export approval, when it is required, certain requirements must be met and information must be provided to the FDA, including documentation demonstrating that the product is approved for import into the country to which it is to be exported and, in some instances, safety data from animal or human studies. The Company has received export approvals for the Cragg Thrombolytic Brush in The Netherlands and Australia, and is seeking approvals for other key European countries. There can be no assurance that the Company will receive FDA export approval when such approval is necessary, or that countries to which the devices are to be exported will approve the devices for import. Failure of the Company to receive import approval from foreign countries, or to obtain Certificates for Products for Export, meet FDA's export requirements, or obtain FDA export approval when required to do so, could have a material adverse effect on the Company's business, financial condition and results of operations.

THIRD-PARTY REIMBURSEMENT

     In the United States, hospitals, catheterization laboratories, physicians and other healthcare providers that purchase medical devices generally rely on third-party payors, such as private health insurance plans, to reimburse all or part of the costs associated with the treatment of patients.

     The Company's success will depend upon, among other things, its customer's ability to obtain satisfactory reimbursement from healthcare payors for its products. Reimbursement in the United States for the Company's infusion catheter and infusion wire products is currently available under existing procedure codes from most third-party payors, including most major private health care insurance plans, Medicare and Medicaid. The Company does not expect that third-party reimbursement in the United States will be available for use of its other products unless and until FDA clearance or approval is received. If FDA clearance or approval is received, third-party reimbursement for these products will be dependent upon decisions by individual health maintenance organizations, private insurers and other payors. However, the Company believes that procedures using its Cragg Thrombolytic Brush may be reimbursed in the United States under existing procedure codes for diagnosis and re-establishment of patency of hemodialysis access grafts and native vessels. Similarly, the Company believes that procedures using its LES may be reimbursed in the United States under existing procedure codes for diagnosis and treatment of aneurysms and AVMs. However, there can be no assurance that such procedure codes will remain available or that the reimbursement under these codes will be adequate. Given the efforts to control and decrease health care costs in recent years, there can be no assurance that any reimbursement will be sufficient to permit the Company to achieve or maintain profitability.

     Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Large-scale market acceptance of the Company's thrombolytic infusion and other products will depend on the availability and level of reimbursement in international markets targeted by the Company. Currently, the Company has been informed by its international distributors that its Cragg-McNamara and Patency infusions catheters have been approved for reimbursement in countries in which the Company markets such products. Obtaining reimbursement approvals can require 12-18 months or longer. There can be no assurance that the Company will obtain reimbursement in any country within a particular time, for a particular amount, or at all. Failure to obtain such approvals could have a material adverse effect on the Company's sales, business, operating results and financial condition.

     Regardless of the type of reimbursement system, the Company believes that physician advocacy of its products will be required to obtain reimbursement. Availability of reimbursement will depend on the clinical efficacy and cost of the Company's products. There can be no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either government or private reimbursement systems, or that physicians will support and advocate reimbursement for use of the Company's systems for all uses intended by the Company. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors or adverse changes in government and private third-party payors' policies toward reimbursement for procedures employing the

Company's products would have a material adverse effect on the Company's business, operating results and financial condition.

PRODUCT LIABILITY AND INSURANCE

     The Company's business involves an inherent risk of exposure to product liability claims. The risk of such claims has increased in light of a U.S. Supreme Court decision in 1996 concluding that the FDA regulatory framework does not necessarily preempt personal injury actions against medical device manufacturers. Although the Company has not experienced any product liability claims to date, there can be no assurance that the Company will be able to avoid significant product liability claims and potential related adverse publicity. The Company maintains product liability insurance with coverage limits of $2 million per occurrence and an annual aggregate maximum of $2 million, which the Company believes is comparable to that maintained by other companies of similar size serving similar markets. However, there can be no assurance that product liability claims will not exceed such insurance coverage limits, which could have a material adverse effect on the Company, or that such insurance will continue to be available on commercially reasonable terms, or at all.

FACILITIES

     The Company occupies approximately 19,000 square feet in a multi-user complex in San Clemente, California. The facility is subject to a lease which expires in May 1997, with two one-year renewal options. The current monthly rent is approximately $13,300. The Company believes that this space is adequate for its immediate needs, and that it will be able to renew its lease or obtain additional space if necessary.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth certain information concerning the executive officers, directors and key employees of the Company as of November 30, 1996:


                    NAME                  AGE                         POSITION
    ------------------------------------  ---     ------------------------------------------------
    George Wallace......................  38      Chief Executive Officer, President, Director
    Thomas Berryman.....................  41      Chief Financial Officer
    George (Robert) Greene, Jr..........  43      Vice President -- Research & Development
    William M. McLain...................  46      Vice President -- Operations
    Glenn Latham........................  42      Vice President -- Sales
    John L. Gehrich, Ph.D...............  60      Vice President -- Regulatory & Clinical Affairs
    Karen L. Davis......................  37      Director of Marketing
    Martine Forissier...................  47      Director of International Operations
    Helene Spencer......................  49      Director of Quality and Compliance
    H. DuBose Montgomery(2).............  47      Chairman of the Board, Director
    Dick Allen(1)(2)....................  52      Director
    Wende Hutton(1)(2)..................  37      Director


---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     Mr. Wallace is a founder of the Company and has served as President and Chief Executive Officer since the Company's formation in June 1993. From 1989 to 1993, Mr. Wallace was with Applied Medical Resources (AMR) holding a number of positions, the last of which was the General Manager of its Applied Vascular and Applied Urology Divisions. AMR is a manufacturer of specialty surgical products used in general, vascular and urologic surgery. From 1986 to 1989, Mr. Wallace was Vice President of Marketing and Sales for Vaser, Inc., a laser angioplasty company with peripheral and coronary laser angioplasty systems. From 1980 to 1986, Mr. Wallace held various positions in sales, sales management, marketing and marketing management at Edwards Laboratories, a division of American Hospital Supply and later Baxter International. Mr. Wallace holds a B.S. in Marketing from Arizona State University.

     Mr. Berryman initially served as a consultant to the Company beginning in December 1993, and joined the Company as Chief Financial Officer on a full time basis in January 1995. During 1994, Mr. Berryman served as Chief Financial Officer of Oncotech, Inc., a biotechnology company focused on the oncology market. From June 1988 to December 1993, Mr. Berryman was Chief Financial Officer of Advanced Surgical Intervention, Inc., a medical device company focused on the urology market. From March 1985 through June 1988, Mr. Berryman was Chief Financial Officer of VLI Corporation, a publicly held manufacturer of women's healthcare products. Mr. Berryman holds an M.B.A. from the University of California, Irvine and a B.S. in Accounting from California State Polytechnic University, Pomona. Mr. Berryman is a licensed CPA in the State of California.

     Mr. Greene joined the Company in October 1995 as Vice
President -- Operations and became Vice President -- Research & Development in September 1996. From January 1994 to September 1995, he served as Vice President of Operations of Vesica Medical, Inc., a medical device company focused on developing and manufacturing products for urological applications, with responsibilities including research, development and manufacturing. From May 1987 to September 1993, Mr. Greene served as Vice President of Manufacturing at Advanced Surgical Intervention, Inc., a medical device company focused on the urology market. From May 1979 to May 1987, Mr. Greene served as Senior Manufacturing Engineer for Shiley, Inc., a division of Pfizer, Inc. and manufacturer of artificial heart valves. Mr. Greene holds a B.S. in Industrial Technology from California State University, Long Beach.

     Mr. McLain joined the Company in September 1996 as Vice
President -- Operations. From January 1990 until joining the Company, Mr. McLain held several positions at Applied Medical Resources, including Vice President of Operations from January 1994 until January 1995, Director of Materials and Planning, Director of Product Development for Laparoscopy and Director of Process Development from January 1990 until January 1994. From 1976 to 1990, Mr. McLain held various engineering and management positions with C.R. Bard, American Hospital Supply, and Allergan, Inc. Mr. McLain holds an M.B.A. from Pepperdine University and a B.S. in Physics from the University of Colorado.

     Mr. Latham joined the Company in May 1995 as National Sales Manager and became Vice President -- Sales in January 1996. From 1981 to 1995, Mr. Latham held various sales and marketing positions with Cordis, Inc., a medical device manufacturer, serving most recently as Sales Manager for its Cordis Endovascular Systems subsidiary, specializing in the development and marketing of interventional radiology and neuroradiology devices. From 1978 to 1981, Mr. Latham held positions in market research and sales administration with Althin Medical (formerly Cordis Dow Corporation), a manufacturer of hemodialysis disposable products. Mr. Latham holds a B.S. in Chemistry and an M.B.A. in Marketing from the University of Florida.

     Mr. Gehrich joined the Company in December 1996 as Vice
President -- Regulatory & Clinical Affairs. From 1981 to 1996, Mr. Gehrich was with Cardiovascular Devices, Inc. (CDI), a division of 3M Healthcare, holding a number of positions, the last of which was Vice President, R&D and Scientific and Regulatory Affairs. CDI, which Mr. Gehrich co-founded, is a manufacturer of products for real time measurement of blood gases. From 1978 to 1981, Mr. Gehrich was Manager, Product Evaluation and Planning for the Edwards Laboratories division of American Hospital Supply, a manufacturer of cardiovascular catheters and artificial heart valves. Mr. Gehrich holds a Ph.D. in Electrical/Biomedical Engineering from the University of Southern California
(USC), an MSEE from USC, and BSEE from the University of Dayton.

     Ms. Davis joined the Company in April 1995 as Marketing Manager and became Director of Marketing in July 1995. From 1992 to 1994, Ms. Davis was Product Director for Applied Medical Resources. From 1989 to 1992, Ms. Davis was a Vice President in Corporate Finance for Needham & Company, Inc., an investment banking firm based in New York City. From 1984 to 1988, Ms. Davis was an Associate in Corporate Finance for Merrill Lynch Capital Markets. Ms. Davis holds an M.B.A. from Stanford University and a B.A. in Mathematics from The Colorado College, Colorado Springs.

     Ms. Forissier joined the Company in August 1996, as a Director of International Operations. From 1993 to 1996, Ms. Forissier served as International Clinical Manager with Cyberonics, Inc., a manufacturer of a vagus nerve stimulation devices for epilepsy patients. From 1990 to 1993, she was Manager of Trade Marketing and Sales for Magneti Marelli Distribution, a division of Group FIAT. From 1986 to 1990, Ms. Forissier was Area Sales Manager with Valeo, a major supplier to Renault. From 1975 to 1986, she held various positions in marketing management with Renault. Ms. Forissier holds a D.U. in International Management from the University of Paris -- Val de Marne.

     Ms. Spencer joined the Company in January 1996, as the Director of Quality and Compliance. From 1993 to 1995, Ms. Spencer was the Director of Regulatory Affairs and Quality Assurance for Vesica Medical, Inc., a medical device company focused on developing and manufacturing products for urological applications, which was acquired by Boston Scientific, Inc. From 1992 to 1993, she held the same position at Pilot Cardiovascular Systems, Inc., a manufacturer of angioplasty guidewires, which was acquired by C.R. Bard. Prior to 1992, Ms. Spencer directed quality assurance and regulatory functions of start-up companies, including Directed Energy, Inc. and Orange Medical Instruments, Inc. Ms. Spencer holds a B.S. in Chemistry from the University of California at Santa Barbara.

     Mr. Montgomery has served as Chairman of the Board of the Company since December 1993. Since 1976, Mr. Montgomery has been a general partner of Menlo Ventures, a venture capital firm in Menlo Park, California. Mr. Montgomery is a director of Gilead Sciences, Inc., Matrix Pharmaceuticals, Inc., EndoVascular Technologies, Inc. and Infoseek Corporation, as well as several private companies. Mr. Montgomery holds a B.S. in Electrical Engineering and Management Science and an M.S. in Electrical Engineering from M.I.T. and an M.B.A. from the Harvard University Graduate School of Business.

     Mr. Allen has been a director of the Company since June 1994. He is the President of DIMA Ventures, Inc., a private investment firm providing seed capital and board-level support for start-up companies in the healthcare field which he founded in 1987. He was a founder of Caremark, Inc., a home infusion therapy company, and served as a Vice President from its inception in 1979 until 1986. From 1968 to 1978, Mr. Allen held various management positions with Baxter International. Mr. Allen also served as a Lecturer in Management at the Stanford University Graduate School of Business from 1989 to 1992. He was a founder and Director of Pyxis Corporation (recently acquired by Cardinal Health Inc.) and a member of the boards of Hoag Memorial Hospital Presbyterian and several private companies. Mr. Allen holds a B.S. from Yale University and an M.B.A. from Stanford University Graduate School of Business.


     Ms. Hutton has been a director of the Company since February 1995. From July 1993 until March 1995, Ms. Hutton was a venture partner, and since March 1995 has been a general partner of Mayfield Fund VIII, a venture capital firm, in Menlo Park, California. Since August 1993, Ms. Hutton has served as a director of Heartstream where she served as Vice President of Marketing from February 1993 until November 1993. From March 1991 to January 1993 she was General Manager of the Transgenic Laboratory products division of GenPharm International, Inc., a biotechnology company. From August 1986 to March 1991, Ms. Hutton was employed by Nellcor, Inc., where she held various senior positions in international marketing and business development. Ms. Hutton holds a B.A. in Human Biology from Stanford University and an M.B.A. from Harvard University Graduate School of Business.

OTHER KEY ADVISORS

     Ms. Linda D'Abate joined the Company in August 1994 as Vice
President -- Regulatory & Clinical Affairs. Starting in January 1997, Ms. D'Abate became a consultant for the Company, focusing her efforts on regulatory and clinical support for the Liquid Embolic System.

     Richard Greff, Ph.D. began consulting for the Company in August 1994. Dr. Greff has focused on the development and clinical evaluation of the Company's Liquid Embolic System.

     Jay Lenker, Ph.D. began consulting for the Company in August 1996. Dr. Lenker has focused on the development and clinical evaluation of the Company's carotid and intracerebral stent technology.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities during the year ended December 31, 1996, to the Company's Chief Executive Officer, and the Company's other most highly compensated executive officers whose salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                                                      COMPENSATION
                                                   ANNUAL                AWARDS
                                                COMPENSATION      ---------------------
                                              -----------------   SECURITIES UNDERLYING      ALL OTHER
        NAME AND PRINCIPAL POSITION            SALARY    BONUS         OPTIONS (#)        COMPENSATION(1)
--------------------------------------------  --------   ------   ---------------------   ---------------
George Wallace..............................  $159,000   $   --               --              $    --
  Chief Executive Officer and President
Thomas Berryman.............................   113,250       --            9,750                   --
  Chief Financial Officer
Robert Greene, Jr...........................   107,333       --            3,250                   --
  Vice President -- Research & Development
Glenn Latham................................   100,875    7,025(2)         22,750              50,855(3)
  Vice President -- Sales


---------------
(1) Does not reflect certain personal benefits, which in the aggregate are less than 10% of each Named Executive Officer's salary and bonus.

(2) Performance bonus based upon achieving certain revenue amounts.

(3) Consists of an automobile allowance of $6,000 and a moving expense reimbursement of $44,855 to reimburse Mr. Latham for his expenses incurred in moving from Florida to Southern California.

OPTION GRANTS TABLE

     The following table sets forth information with respect to options to purchase shares of the Company's Common Stock granted in fiscal year 1996 to the Named Executive Officers.

                          STOCK OPTION GRANTS IN 1996


                                        NUMBER OF         PERCENT OF
                                        SECURITIES       TOTAL OPTIONS
                                        UNDERLYING        GRANTED TO
                                         OPTIONS         EMPLOYEES IN      EXERCISE PRICE
                NAME                  GRANTED (#)(1)   FISCAL YEAR(%)(2)   ($ PER SHARE)     EXPIRATION DATE
------------------------------------  --------------   -----------------   --------------   -----------------
George Wallace......................          --                --                --        --
Thomas Berryman.....................       9,750               2.9              1.54        5/23/02
Robert Greene, Jr...................       3,250               1.0              1.54        5/23/02
Glenn Latham........................      22,750               6.7              1.87        1/01/02 - 10/09/02


---------------
(1) One quarter of the options vest on the first anniversary of the date of grant and the remainder vest in equal quarterly installments over the next three succeeding years.


(2) Options to purchase an aggregate of 340,925 shares of Common Stock were granted to employees, including the Named Executive Officers, during the year ended December 31, 1996.


OPTION EXERCISES AND FISCAL YEAR-END VALUES

     None of the Named Executive Officers exercised any options to purchase shares of the Company's Common Stock during fiscal year 1996. The following table sets forth certain information regarding options held at December 31, 1996 by the Named Executive Officers:

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                   OPTIONS AT FISCAL               IN-THE-MONEY OPTIONS
                                                      YEAR-END(#)                AT FISCAL YEAR-END($)(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
George Wallace.............................      9,750           16,250         $ 112,500        $ 187,500
Thomas Berryman............................     25,148           39,202           290,169          441,832
Robert Greene, Jr..........................     10,563           34,937           121,881          399,619
Glenn Latham...............................     10,157           28,843           117,199          300,801

---------------
(1) Calculated by determining the difference between an assumed initial public offering price of $12.00 per share and the exercise price of the options.


EMPLOYMENT AGREEMENTS



     The Company has not entered into employment agreements with any of its executive officers or key employees.



INCENTIVE STOCK PLANS


  1993 Stock Option Plan

     The Company's 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "Plan") was adopted by the Company's stockholders and Board of Directors as of December 1993 and provides for the granting of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory options. The Plan authorized for issuance up to 650,000 shares of the Company's Common Stock. Under the Plan, shares of the Company's Common Stock may be granted to directors, officers, employees and consultants of the Company, except that incentive stock options may not be granted to non-employee directors or consultants. The Plan is administered by the Compensation Committee, which has sole discretion and authority, consistent with the provisions of the Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the Plan. As of January 9, 1997, there were 570,921 options outstanding under the Plan at a weighted average exercise price of $1.32.


     The exercise price of incentive stock options must be not less than the fair market value of a share of Common Stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding Common Stock). Nonstatutory options shall have such exercise price as determined by the Board. The Board of Directors has the authority to determine the time or times at which options granted under the Plan become exercisable, provided that options expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding Common Stock). Options are nontransferable, other than upon death by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company or within 90 days after termination of employment (one year for termination resulting from death or disability).

  1996 Stock Incentive Plan


     The Company adopted the 1996 Stock Incentive Plan (the "1996 Plan") in July 1996. The 1996 Plan provides for the granting of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonstatutory options. The 1996 Plan provides for options to purchase shares of the Company's Common Stock and restricted stock grants covering an aggregate of 600,000 shares of the Company's Common Stock which may be granted to directors, officers, employees and consultants of the Company, except that incentive stock options may not be granted to non-employee directors or consultants. In addition, the 1996 Plan provides each non-employee director of the Company who is initially elected as a director during the term of the Director Plan shall be granted an option consisting of 8,000 shares of Common Stock, which option shall vest and become exercisable at the rate of 25% immediately and 25% on each anniversary of such director's initial election during the three-year period following the grant date. In addition, upon reelection as a director for each year of such non-employee director's term of office such non-employee director shall receive an additional option covering 2,000 shares of Common Stock, with the same vesting schedule, subject to the limitations set forth in the 1996 Plan. The existing non-employee directors shall be granted options under the 1996 Plan as of the date hereof at the price of the Offering. The purpose of the 1996 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Plan is administered by the Compensation Committee, which has sole discretion and authority, consistent with the provisions of the 1996 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the 1996 Plan. As of January 9, 1997, there were 107,900 options outstanding under the 1996 Plan at a weighted average exercise price of $5.60 per share.


  Employee Stock Purchase Plan

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors as of July 1996 and approved by the Company's stockholders as of July 1996, covering an aggregate of 100,000 shares of Common Stock. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, will be implemented by six-month offerings with purchases occurring at six month intervals commencing on the date of this Prospectus. The Purchase Plan will be administered by the Board of Directors of the Company. Employees will be eligible to participate if they are employed by the Company for at least 20 hours per week and if they have been employed by the Company for at least 90 days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of the six-month offering period or on the applicable purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment. The Board may at any time amend or terminate the Purchase Plan, except that no such amendment or termination may adversely affect options previously granted under the Purchase Plan. The Purchase Plan will in all events terminate ten years after its effective date.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Prior to the closing of this Offering, the Company will continue to maintain its $1 million director and officer liability insurance policy and expects to have in place following this Offering liability insurance coverage for its directors and officers in the amount of $5 million.

     In addition, the Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS


     Pursuant to the terms of a Consulting Agreement dated June 1, 1993, as replaced by a Consulting Agreement dated October 1, 1996, and a License Agreement dated June 1, 1993, the Company has paid fees and royalties to Andrew Cragg, M.D., a stockholder of the Company, totaling $135,500 and $10,853, respectively, for the period from October 1, 1994 through September 30, 1996. Pursuant to the terms of the current Consulting Agreement, Dr. Cragg will consult with the Company for a period of two years on an exclusive basis with respect to the development of less invasive, percutaneous catheters used to dissolve, disrupt or remove blood clots from the human body and to treat cerebral aneurysms, and, on a nonexclusive basis, with respect to the development of less invasive, percutaneous catheters used to diagnose and treat disorders of the circulatory system. Under the Consulting Agreement, the Company pays Dr. Cragg $7,000 per month for services provided plus a royalty for products developed under the Consulting Agreement equal to 1% of net sales of certain products of the Company that bear his name and 1.5% of net sales of the Company's products that are primarily based upon an issued U.S. patent for which Dr. Cragg was the inventor. Dr. Cragg's Consulting Agreement may be terminated by either party at any time upon written notice. Under the License Agreement, the Company pays Dr. Cragg a royalty equal to 1% of net sales of any product utilizing the Cragg MicroValve.


     On February 9, 1995, the Company entered into a Series B Stock Purchase Agreement with Menlo Ventures VI, L.P. ("Menlo VI"), which is a principal stockholder of the Company, together with other investors, pursuant to which the Company issued 465,741 shares of Series B Preferred Stock to Menlo VI for $4.23 per share. H. DuBose Montgomery, a director of the Company, is the general partner of the general partner of Menlo VI.

     On May 17, 1996, the Company entered into a Series C Stock Purchase Agreement with Menlo VI and Mayfield VII both of which are principal stockholders of the Company, together with other investors, pursuant to which the Company issued 224,315 and 155,350 shares of Series C Preferred Stock to Menlo VI and Mayfield VII, respectively, for $6.46 per share.

     Certain holders of shares of Common Stock of the Company, including Common Stock issued upon conversion of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, are entitled to certain registration rights. See "Description of Capital
Stock -- Registration Rights."

     The Company has granted options to certain of its directors and executive officers. See "Management -- Option Grants Table" and "Principal Stockholders."

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could otherwise be obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of November 30, 1996 (assuming conversion of all outstanding shares of convertible preferred stock), and as adjusted to give effect to the sale by the Company of the shares of Common Stock offered hereby, by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


                                                      SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                          OWNED PRIOR               OWNED AFTER
                                                          TO OFFERING               OFFERING(2)
                                                     ---------------------     ---------------------
     NAME AND ADDRESS OF BENEFICIAL OWNERS(1)         NUMBER       PERCENT      NUMBER       PERCENT
---------------------------------------------------  ---------     -------     ---------     -------
Menlo Ventures VI, L.P.............................  1,674,209       36.7%     1,674,209       25.5%
Menlo Entrepreneurs Fund VI, L.P.(3)
  3000 Sand Hill Road
  Building 4, Suite 100
  Menlo Park, California 94025
Mayfield VII.......................................    864,441       19.0        864,441       13.2
Mayfield Associates Fund II(4)
  2800 Sand Hill Road
  Suite 250
  Menlo Park, California 94025
The CIT Group/Venture Capital, Inc.(5).............    309,725        6.8        309,725        4.7
  650 CIT Drive
  Livingston, New Jersey 07039-5795
Kingsbury Capital Partners II, L.P.(6).............    309,725        6.8        309,725        4.7
  3655 Nobel Drive
  Suite 490
  San Diego, California 92122
H. DuBose Montgomery(7)............................  1,674,209       36.7      1,674,209       25.5
  c/o Menlo Ventures
  3000 Sand Hill Road
  Building 4, Suite 100
  Menlo Park, California 94025
George Wallace(8)..................................    307,666        6.7        307,666        4.7
Andrew Cragg.......................................    297,916        6.5        297,916        4.5
Getz Bros. Co. Ltd.(9).............................    253,500        5.6        253,500        3.9
  Sumitomo Seimei Aoyama Bldg.
  3-1-30, Minami-Aoyama, Minato-Ku
  Tokyo 107 Japan
Dick Allen(10).....................................     44,262        1.0         44,262          *
Wende Hutton(11)...................................         --         --             --         --
Thomas Berryman(12)................................     28,194          *         28,194          *
Robert Greene, Jr.(13).............................     13,203          *         13,203          *
Glenn Latham(14)...................................     10,157          *         10,157          *
All executive officers and directors as a group (12
  persons)(15).....................................  2,958,003       63.7      2,958,003       44.5


---------------
 *  Less than 1%

 (1) Unless otherwise indicated, the address for each of the indicated owners is 1062 Calle Negocio #F, San Clemente, California 92673.

 (2) Assumes that the Underwriters' over-allotment option is not exercised.

 (3) Includes (i) 1,649,467 shares owned by Menlo Ventures VI, L.P. and (ii) 24,742 shares owned by Menlo Entrepreneurs Fund VI, L.P.


 (4) Includes (i) 821,187 shares owned by Mayfield VII and (ii) 43,254 shares owned by Mayfield Associates Fund II. A. Grant Heidrich is a General Partner of Mayfield VII Management Partners, the General Partner of Mayfield VII and, accordingly, may be deemed to beneficially own such shares. Mr. Heidrich disclaims beneficial ownership of the shares owned by Mayfield VII, except to the extent of his pecuniary interest therein.



 (5) All of the outstanding shares of capital stock of The CIT Group/Venture Capital, Inc. are owned by The CIT Group/ Equity Investments, Inc., the beneficial owner of which is CIT Group Holdings, Inc. The outstanding capital stock of CIT Group Holdings, Inc. is beneficially owned by The Dai-Ichai Kangyo Bank, Ltd. and a holding Company for the Chase Manhattan Corporation. None of their respective officers or directors are affiliated with the Company.



 (6) Timothy P. Wollaeger is the General Partner of Kingsbury Associates, L.P., the General Partner of Kingsbury Capital Partners II, L.P., and, accordingly, may be deemed to beneficially own such shares. Mr. Wollaeger disclaims beneficial ownership of the shares owned by Kingsbury Capital Partners II, L.P., except to the extent of his pecuniary interest therein.



 (7) Includes shares described in Note (3) above. Mr. Montgomery is the general partner of MV Management VI, L.P., the general partner of both Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P. and accordingly, may be deemed to beneficially own such shares. Mr. Montgomery disclaims beneficial ownership of the shares owned by Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P. except to the extent of his pecuniary interest therein.



 (8) Includes 9,750 shares subject to options exercisable within 60 days of November 30, 1996.



 (9) Getz Bros. Co. Ltd. is a publicly held Japanese corporation. None of its officers or directors are affiliated with the Company.



(10) Includes 10,462 shares subject to options exercisable within 60 days of November 30, 1996. Also includes 7,800 shares owned by The Allen Investment Partnership, of which Mr. Allen is the managing partner and 26,000 shares owned by DIMA Ventures, Incorporated. Mr. Allen disclaims beneficial ownership of the shares owned by The Allen Investment Partnership, except to the extent of his pecuniary interest therein.



(11) Ms. Hutton is a general partner in Mayfield VIII, but is not a general partner of either Mayfield VII nor Mayfield Associates Fund II.



(12) Consists of shares subject to options exercisable within 60 days of November 30, 1996.



(13) Consists of shares subject to options exercisable within 60 days of November 30, 1996.



(14) Consists of shares subject to options exercisable within 60 days of November 30, 1996.



(15) Includes directors' and executive officers' shares listed above, including 87,637 shares subject to options exercisable within 60 days of November 30, 1996 and includes the shares described in Notes (3) and (4) above.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $0.001 par value ("Common Stock"), and 5,000,000 shares of preferred stock, $0.001 par value ("Preferred Stock").

COMMON STOCK


     As of January 9, 1997, assuming conversion of all outstanding Preferred Stock, there were 4,556,642 shares of Common Stock outstanding, which was held of record by 49 stockholders. Following the sale of the shares of Common Stock offered by the Company hereby, there will be 6,556,642 shares of Common Stock outstanding.


     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred

Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any outstanding, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to this Offering shall be fully paid and nonassessable.

PREFERRED STOCK


     Effective prior to the closing of this Offering, each issued and outstanding share of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be converted into shares of Common Stock of the Company at prices of $1.38, $1.85, $4.23 and $6.46 per share, respectively, and no shares of Preferred Stock will be outstanding. Upon the closing of this Offering, the Board of Directors will have the authority, without further action by the stockholders, to issue the authorized shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. This provision may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provision may delay or prevent a change of control of the Company. See "Risk Factors -- Anti-Takeover Provisions."


REGISTRATION RIGHTS

     Pursuant to the Amended and Restated Investors' Rights Agreement, subject to the terms and conditions therein, and upon expiration of lock-up agreements with the Underwriters, persons who are the holders of the aggregate of 4,493,744 outstanding shares of Common Stock, including 3,612,664 shares of Common Stock issuable upon conversion of all outstanding shares of convertible Preferred Stock, are entitled to certain rights, including demand registration rights and piggyback rights, with respect to the registration of such shares.

DELAWARE LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either
(i) prior to the date at which the person becomes an interested stockholder, the board of directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is U.S. Stock Transfer Corporation in Glendale, California.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. As described below, no shares will be available for sale shortly after this Offering (other than shares sold in this Offering) because of certain contractual restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon completion of this Offering, the Company will have outstanding 6,556,462 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options granted under the Company's stock option plans. Of these shares, the 2,000,000 shares sold in this Offering will be available for immediate sale in the public market without restriction under the Securities Act of 1933 (the "Securities Act"), unless purchased by "affiliates" of the Company as the term is defined in Rule 144 under the Securities Act.



     The remaining 4,556,462 shares held by existing stockholders will be restricted securities as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.



     Nearly all of the Restricted Shares are also subject to lock-up agreements under which the holders of such shares have agreed not to sell, directly or indirectly, any shares owned by them for 180 days after the date of this Prospectus without the prior written consent of UBS Securities LLC. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 701, shares subject to lock-up agreements will not be saleable until the agreements expire. Upon expiration of the 180-day lock-up period, 63,051 shares of Common Stock will be eligible for sale pursuant to Rule 701, and an additional 3,236,505 shares will be eligible for sale under Rule 144. The remaining 1,256,906 shares held by existing stockholders will become eligible for public resale at various times over a period of less than two years following the completion of this Offering, subject in some cases to vesting provisions and volume limitations. In addition, as of January 9, 1997, options to purchase an aggregate of 678,821 shares of Common Stock were outstanding under the Company's option plans, substantially all of which are subject to the 180-day lock-up described above. Upon expiration of the lock-up, approximately 300,000 shares subject to such options will be vested.



     In general, Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the numbers of shares of Common Stock then outstanding (approximately 65,565 shares immediately after this Offering), or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts 90 days after the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in reliance upon Rule 144, but without compliance with certain restrictions including the holding period requirements contained in Rule 144. Shortly after this Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the Company's stock plans. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC and Volpe, Welty & Company are acting as representatives (the "Representatives"), have agreed to purchase from the Company the following respective number of shares of Common Stock.

                                                                    NUMBER OF
           NAME                                                       SHARES
    --------------------                                            ---------
    UBS Securities LLC............................................
    Volpe, Welty & Company........................................

                                                                    ---------
              Total...............................................  2,000,000
                                                                    =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriter's obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover of this Prospectus, and to certain dealers at such price
less a concession not in excess of $          per share. The Underwriters may
allow and such dealers may reallow a concession not in excess of $          per
share to certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.


     The executive officers, directors, employees and certain other stockholders of the Company who beneficially own an aggregate of 4,455,457 shares of Common Stock outstanding prior to this Offering have agreed that they will not, without the prior written consent of UBS Securities LLC, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the effective date of this Offering. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may grant additional options under its stock option plans, or issue shares upon the exercise of outstanding stock options.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Certain persons and entities associated with UBS Securities LLC and Volpe, Welty & Company purchased equity securities of the Company in May 1996 and July 1993, respectively.

     Prior to this Offering, there has been no public market for the Common Stock of the Company. The initial public offering price was negotiated among the Company and the Representatives. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market and economic conditions, were certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present stage of the Company's development, and the above factors in relation to market values and various measures of other companies engaged in activities similar to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this Offering at or above the initial offering price.

     The Common Stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "MTIX."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, Newport Beach, California. Bruce Feuchter, a shareholder of Stradling, Yocca, Carlson & Rauth, is the Corporate Secretary of the Company and beneficially owns 10,835 shares of the Company's Common Stock. Certain legal matters will be passed upon for the Underwriters by Morrison & Foerster LLP, Palo Alto, California.

                                    EXPERTS

     The balance sheets as of December 31, 1994 and 1995, and the statements of operations, stockholders' equity and cash flows for the period from inception (June 11, 1993) through December 31, 1993, and for the years ended December 31, 1994 and 1995, included in this Prospectus have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     In September 1995, the Board of Directors appointed Coopers & Lybrand L.L.P. as the Company's auditors, replacing Ernst & Young LLP, who were dismissed.

     There were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure or any reportable event. Ernst & Young LLP's reports on the financial statements for the fiscal years ending March 31, 1994 and 1995, respectively, contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     The statements in this Prospectus under the captions "Risk
Factors -- Dependence on Patents and Proprietary Technology,"
"Business -- Patents and Proprietary Rights" and other references herein to intellectual property of the Company have been reviewed and approved by the Company's patent counsel who are Breimayer Law Office, Minneapolis, Minnesota; Burns, Doane, Swecker & Mathis, Menlo Park, California; and Crockett & Fish, Los Angeles, California, as experts on such matters, and are included herein in reliance upon that review and approval.

                          REPORTS TO SECURITY HOLDERS

     The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by its independent public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                             ADDITIONAL INFORMATION


     A Registration Statement on Form SB-2, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission. Such materials, including reports, proxy and information statements and other information, may be obtained electronically by visiting the Commission's Web site on the internet at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                            MICRO THERAPEUTICS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Report of Independent Accountants......................................................  F-2
Balance Sheets At December 31, 1994 And 1995, And At September 30, 1996 (Unaudited)....  F-3
Statements Of Operations For The Period From Inception (June 11, 1993) Through December
  31, 1993 And for The Years Ended December 31, 1994 And 1995, And For The Nine Months
  Ended September 30, 1995 (Unaudited) And 1996 (Unaudited)............................  F-4
Statements Of Stockholders' Equity For The Period From Inception (June 11, 1993)
  Through December 31, 1993 And for The Years Ended December 31, 1994 And 1995, And For
  The Nine Months Ended September 30, 1996 (Unaudited).................................  F-5
Statements Of Cash Flows For The Period From Inception (June 11, 1993) Through December
  31, 1993 And for The Years Ended December 31, 1994 And 1995, And For The Nine Months
  Ended September 30, 1995 (Unaudited) And 1996 (Unaudited)............................  F-6
Notes To Financial Statements..........................................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Micro Therapeutics, Inc.

     We have audited the accompanying balance sheets of Micro Therapeutics, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for the period from inception (June 11, 1993) through December 31, 1993 and for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Micro Therapeutics, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception (June 11, 1993) through December 31, 1993 and for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Newport Beach, California
December 2, 1996

                            MICRO THERAPEUTICS, INC.

                                 BALANCE SHEETS

                                                                                                 UNAUDITED
                                                                                                 PRO FORMA
                                                                                               STOCKHOLDERS'
                                                         DECEMBER 31,                            EQUITY AT
                                                   -------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                      1994          1995           1996            1996
                                                   -----------   -----------   -------------   -------------
                                                                                (UNAUDITED)
                                                  ASSETS:
Current assets:
  Cash and cash equivalents......................  $   457,414   $ 2,417,644     $ 2,347,751
  Short-term investments.........................           --            --       3,717,316
  Accounts receivable............................       11,618        76,608         191,643
  Inventories....................................       59,645       165,026         393,190
  Prepaid expenses and other current assets......       21,888        41,708         131,145
                                                   -----------   -----------     -----------
          Total current assets...................      550,565     2,700,986       6,781,045
Property and equipment, net......................       91,489       345,034         669,491
Patents and licenses, net of accumulated
  amortization of $2,067, $3,553 and $13,906 as
  of December 31, 1994, 1995 and September 30,
  1996, respectively.............................       43,316       152,164         218,844
Other assets.....................................        9,501        22,793         162,411
                                                   -----------   -----------     -----------
          Total assets...........................  $   694,871   $ 3,220,977     $ 7,831,791
                                                   ===========   ===========     ===========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current portion of equipment line of credit....  $        --   $        --     $    39,163
  Accounts payable...............................      148,608       248,891         362,080
  Accrued salaries and benefits..................       25,212        78,401         130,665
  Accrued liabilities............................        5,043        15,644          36,890
                                                   -----------   -----------     -----------
          Total current liabilities..............      178,863       342,936         568,798
Equipment line of credit.........................           --            --         152,011
                                                   -----------   -----------     -----------
          Total liabilities......................      178,863       342,936         720,809
                                                   -----------   -----------     -----------
Commitments and contingencies (Note 12)
Stockholders' equity:
  Convertible preferred stock, no par value
     ($0.001 par value pro forma), 1,126,667,
     2,355,758, 3,663,395 and 5,000,000 shares
     authorized at December 31, 1994, 1995,
     September 30, 1996 and pro forma,
     respectively; 1,126,667, 2,355,758 and
     3,612,664 shares issued and outstanding as
     of December 31, 1994, 1995 and September 30,
     1996, respectively, no shares pro forma.....    1,795,066     6,962,415      15,034,497
  Common stock, no par value ($0.001 par value
     pro forma), 6,500,000 shares authorized,
     20,000,000 shares authorized pro forma;
     945,747, 883,997 and 890,823 shares issued
     and outstanding as of December 31, 1994,
     1995 and September 30, 1996, respectively,
     4,503,487 shares pro forma..................      137,500       145,700         634,550     $     4,503
  Additional paid-in capital.....................           --            --              --      15,664,544
  Unearned compensation..........................           --        (6,518)       (413,285)       (413,285)
  Accumulated deficit............................   (1,416,558)   (4,223,556)     (8,144,780)     (8,144,780)
                                                   -----------   -----------     -----------     -----------
          Total stockholders' equity.............      516,008     2,878,041       7,110,982     $ 7,110,982
                                                                                                 ===========
                                                   -----------   -----------     -----------
          Total liabilities and stockholders'
            equity...............................  $   694,871   $ 3,220,977     $ 7,831,791
                                                   ===========   ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                            MICRO THERAPEUTICS, INC.

                            STATEMENTS OF OPERATIONS


                                  FOR THE PERIOD
                                  FROM INCEPTION                                      FOR THE NINE
                                  (JUNE 11, 1993)      FOR THE YEARS ENDED            MONTHS ENDED
                                      THROUGH             DECEMBER 31,                SEPTEMBER 30,
                                   DECEMBER 31,     -------------------------   -------------------------
                                       1993            1994          1995          1995          1996
                                  ---------------   -----------   -----------   -----------   -----------
                                                                                       (UNAUDITED)
Net sales.......................                    $    26,229   $   292,302   $   135,084   $   968,990
Cost of sales...................                         26,978       316,404       161,261     1,115,658
                                                    -----------   -----------   -----------   -----------
          Gross profit (loss)...                           (749)      (24,102)      (26,177)     (146,668)
Costs and expenses:
  General and administrative....     $  23,782          336,831       597,368       423,527       803,100
  Research and development......        90,421          647,424     1,147,403       733,567     1,201,133
  Regulatory/quality
     assurance..................         2,000          121,364       337,968       213,617       388,023
  Marketing and sales...........            --          209,986       901,735       505,249     1,500,013
                                     ---------      -----------   -----------   -----------   -----------
          Total costs and
            expenses............       116,203        1,315,605     2,984,474     1,875,960     3,892,269
                                     ---------      -----------   -----------   -----------   -----------
          Loss from
            operations..........      (116,203)      (1,316,354)   (3,008,576)   (1,902,137)   (4,038,937)
Other income (expense):
  Interest income...............           209           17,390       202,378       161,327       134,323
  Interest expense..............            --               --            --            --        (9,779)
  Other.........................            --               --            --            --        (6,031)
                                     ---------      -----------   -----------   -----------   -----------
                                           209           17,390       202,378       161,327       118,513
                                     ---------      -----------   -----------   -----------   -----------
          Loss before provision
            for income taxes....      (115,994)      (1,298,964)   (2,806,198)   (1,740,810)   (3,920,424)
Provision for income taxes......           800              800           800            --           800
                                     ---------      -----------   -----------   -----------   -----------
          Net loss..............     $(116,794)     $(1,299,764)  $(2,806,998)  $(1,740,810)  $(3,921,224)
                                     =========      ===========   ===========   ===========   ===========
Pro forma net loss..............                                  $(2,806,998)                $(3,921,224)
                                                                  ===========                 ===========
Pro forma net loss per share....                                  $     (0.59)                $     (0.83)
                                                                  ===========                 ===========
Pro forma weighted average
  shares outstanding............                                    4,740,000                   4,730,000


   The accompanying notes are an integral part of these financial statements.

                            MICRO THERAPEUTICS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                               CONVERTIBLE
                                             PREFERRED STOCK          COMMON STOCK                                      TOTAL
                                         -----------------------   ------------------     UNEARNED     ACCUMULATED   STOCKHOLDERS'
                                          SHARES       AMOUNT      SHARES     AMOUNT    COMPENSATION     DEFICIT        EQUITY
                                         ---------   -----------   -------   --------   ------------   -----------   ------------
Balances at June 11, 1993
  (inception)..........................         --   $        --        --   $     --     $      --    $       --    $        --
Issuance of common stock for cash......         --            --   650,000      1,000            --            --          1,000
Issuance of common stock for cash......         --            --   295,747    136,500            --            --        136,500
Issuance of Series A-1 convertible
  preferred stock (net of costs of
  $25,624).............................    541,667       724,376        --         --            --            --        724,376
Net loss...............................         --            --        --         --            --      (116,794)      (116,794)
                                         ---------   -----------   -------   --------     ---------    ----------    -----------
Balances at December 31, 1993..........    541,667       724,376   945,747    137,500            --      (116,794)       745,082
Issuance of Series A-2 convertible
  preferred stock (net of costs of
  $9,310)..............................    585,000     1,070,690        --         --            --            --      1,070,690
Net loss...............................         --            --        --         --            --    (1,299,764)    (1,299,764)
                                         ---------   -----------   -------   --------     ---------    ----------    -----------
Balances at December 31, 1994..........  1,126,667     1,795,066   945,747    137,500            --    (1,416,558)       516,008
Issuance of Series B convertible
  preferred stock (net of costs of
  $32,651).............................  1,229,091     5,167,349        --         --            --            --      5,167,349
Repurchase of common stock.............         --            --   (65,000)      (100)           --            --           (100)
Exercise of stock options..............         --            --     3,250      1,500            --            --          1,500
Unearned compensation related to stock
  options granted......................         --            --        --      6,800        (6,800)           --             --
Compensation related to stock options
  vesting..............................         --            --        --         --           282            --            282
Net loss...............................         --            --        --         --            --    (2,806,998)    (2,806,998)
                                         ---------   -----------   -------   --------     ---------    ----------    -----------
Balances at December 31, 1995..........  2,355,758     6,962,415   883,997    145,700        (6,518)   (4,223,556)     2,878,041
Issuance of Series C convertible
  preferred stock (net of costs of
  $49,458) (unaudited).................  1,256,906     8,072,082        --         --            --            --      8,072,082
Exercise of stock options
  (unaudited)..........................         --            --     6,826      3,150            --            --          3,150
Unearned compensation related to stock
  options granted (unaudited)..........         --            --        --    485,700      (485,700)           --             --
Compensation related to stock options
  vesting (unaudited)..................         --            --        --         --        78,933            --         78,933
Net loss (unaudited)...................         --            --        --         --            --    (3,921,224)    (3,921,224)
                                         ---------   -----------   -------   --------     ---------    ----------    -----------
Balances at September 30, 1996
  (unaudited)..........................  3,612,664   $15,034,497   890,823   $634,550     $(413,285)  $(8,144,780)   $ 7,110,982
                                         =========   ===========   =======   ========     =========   ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                            MICRO THERAPEUTICS, INC.

                            STATEMENTS OF CASH FLOWS

                                                      FOR THE PERIOD                                       FOR THE NINE
                                                      FROM INCEPTION        FOR THE YEARS ENDED            MONTHS ENDED
                                                    (JUNE 11, 1993) TO         DECEMBER 31,                SEPTEMBER 30,
                                                       DECEMBER 31,      -------------------------   -------------------------
                                                           1993             1994          1995          1995          1996
                                                    ------------------   -----------   -----------   -----------   -----------
                                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................      $ (116,794)      $(1,299,764)  $(2,806,998)  $(1,740,810)  $(3,921,224)
  Adjustments to reconcile net loss to cash used
    in operating activities:
    Depreciation and amortization.................              --            15,749        72,496        42,628       144,156
    Compensation related to stock options
      vesting.....................................              --                --           282            --        78,933
    Change in operating assets and liabilities:
      Accounts receivable.........................              --           (11,618)      (64,990)      (24,336)     (115,036)
      Inventories.................................              --           (59,645)     (105,381)      (45,475)     (228,164)
      Prepaid expenses and other assets...........              --           (31,388)      (33,112)      (45,576)      (98,933)
      Accounts payable............................              --           148,608       100,283        (1,683)       44,211
      Accrued salaries and benefits...............              --            25,212        53,189        21,958        52,265
      Accrued liabilities.........................             800             4,243        10,601        10,812        21,246
                                                        ----------       -----------   -----------   -----------   -----------
         Net cash used in operating activities....        (115,994)       (1,208,603)   (2,773,630)   (1,782,482)   (4,022,546)
                                                        ----------       -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of short-term investments..............              --                --    (1,955,688)   (1,955,688)   (3,717,316)
  Sale of short-term investments..................              --                --     1,955,688     1,955,688            --
  Additions to property and equipment.............            (860)         (102,244)     (322,850)     (155,691)     (458,249)
  Additions to patents and licenses...............          (8,487)          (38,963)     (112,039)      (72,950)      (77,044)
                                                        ----------       -----------   -----------   -----------   -----------
         Net cash used in investing activities....          (9,347)         (141,207)     (434,889)     (228,641)   (4,252,609)
                                                        ----------       -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Receivable from stockholder.....................         (10,000)           10,000            --            --            --
  Proceeds from issuance of common stock..........         137,500                --            --            --            --
  Proceeds from issuance of preferred stock.......         750,000         1,080,000     5,200,000     5,200,000     8,121,540
  Costs of equity issuances.......................              --           (34,935)      (32,651)      (32,651)      (49,458)
  Payment of deferred offering costs..............              --                --            --            --       (61,143)
  Proceeds from exercise of stock options.........              --                --         1,500         1,500         3,150
  Repurchase of common stock......................              --                --          (100)         (100)           --
  Borrowings on equipment line of credit..........              --                --            --            --       206,343
  Repayments on equipment line of credit..........              --                --            --            --       (15,170)
                                                        ----------       -----------   -----------   -----------   -----------
         Net cash provided by financing
           activities.............................         877,500         1,055,065     5,168,749     5,168,749     8,205,262
                                                        ----------       -----------   -----------   -----------   -----------
         Net increase (decrease) in cash and cash
           equivalents............................         752,159          (294,745)    1,960,230     3,157,626       (69,893)
Cash and cash equivalents at beginning of
  period..........................................              --           752,159       457,414       457,414     2,417,644
                                                        ----------       -----------   -----------   -----------   -----------
Cash and cash equivalents at end of period........      $  752,159       $   457,414   $ 2,417,644   $ 3,615,040   $ 2,347,751
                                                        ==========       ===========   ===========   ===========   ===========
Supplemental cash flow disclosures:
  Cash paid during the period for interest........      $       --       $        --   $        --   $        --   $     9,779
                                                        ==========       ===========   ===========   ===========   ===========
  Cash paid during the period for income taxes....      $       --       $     1,600   $       800   $        --   $       800
                                                        ==========       ===========   ===========   ===========   ===========
Supplemental schedule of noncash activities:
  Deferred equity issuance costs..................      $   25,624       $        --   $        --   $        --   $        --
  Deferred offering costs.........................              --                --            --            --        68,978
  Unearned compensation related to stock options
    granted.......................................              --                --         6,800            --       485,700

   The accompanying notes are an integral part of these financial statements.

                            MICRO THERAPEUTICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE COMPANY

     Micro Therapeutics, Inc. ("MTI" or the "Company") was incorporated on June 11, 1993 to develop, manufacture and market minimally invasive medical devices to diagnose and treat vascular diseases. The Company's activities to date have been primarily research and development and financing. The Company believes that it has adequate resources to fund operations in the normal course of business for the next fiscal year.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash and cash equivalents approximates market value.

  Short-Term Investments

     Short-term investments are administered by an outside firm and consist of United States government treasury bills with acquired maturities of greater than three months. The carrying amount of short-term investments is at cost, which approximates market value.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property And Equipment

     Property and equipment are carried at cost less accumulated depreciation and amortization. Maintenance and repairs are expensed as incurred while renewals or betterments are capitalized. Upon sale or disposition of assets, any gain or loss is included in the statement of operations.

     The cost of property and equipment is generally depreciated using the straight-line method over the estimated useful lives of the respective assets, which are generally not greater than five years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the related lease terms.

  Patents And Licenses

     Costs incurred to obtain patents and licenses are capitalized. All amounts assigned to these patents and licenses are amortized on a straight-line basis over an estimated five-year useful life from date of issue or acquisition. The Company continually evaluates the amortization period and carrying basis of patents and licenses to determine whether later events and circumstances warrant a revised estimated useful life or reduction in value.

  Research And Development

     The Company's research and development costs are expensed as incurred.

  Revenue Recognition

     Sales and related cost of sales are recognized upon shipment of products. The Company's products are generally under warranty against defects in material and workmanship for a period of one year.

                            MICRO THERAPEUTICS, INC.

  Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Income Taxes

     The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Pro Forma Net Loss Per Share

     Pro forma net loss per share has been computed by dividing pro forma net loss by the pro forma weighted average number of common shares and certain common equivalent shares, as described below, outstanding during the period. Weighted average common shares and common equivalent shares include common shares and common shares issuable upon conversion of all outstanding shares of the Company's preferred stock. Additionally, pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4-D, stock options and warrants granted during the twelve months prior to the date of the initial filing of the Company's proposed public offering, at prices less than the per share initial public offering price, have been included in the calculation of common equivalent shares using the treasury stock method as if they were outstanding as of the beginning of the period. Historical net loss per share is not presented as it is not indicative of the ongoing entity.

  Stock Options

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a fair value based method of accounting for an employee stock option. Fair value of the stock option is determined considering factors such as the exercise price, the expected life of the option, the current price of the underlying stock and its volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period.

     A company may elect to adopt SFAS No. 123 or elect to continue accounting for its stock option or similar equity awards using the intrinsic method, where compensation costs are measured at the date of grant based on the excess of the market value of the underlying stock over the exercise price. If a company elects not to adopt SFAS No. 123, then it must provide pro forma disclosure of net income and earnings per share, as if the fair value based method had been applied.

     SFAS No. 123 is effective for transactions entered into for fiscal years that begin after December 15, 1995. Pro forma disclosures for entities that elect to continue to measure compensation cost under the intrinsic method must include the effects of all awards granted in fiscal years that begin after December 15, 1994. The

                            MICRO THERAPEUTICS, INC.

Company currently continues to account for stock-based compensation plans under the intrinsic method and is evaluating the impact of adopting SFAS No. 123.

  Reverse Stock Split

     In December 1996, the Board of Directors authorized a 0.65 to 1.0 reverse stock split of all outstanding common stock, preferred stock and common stock options and warrants. All share and per share amounts have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

  Unaudited Interim Financial Information

     The financial information at September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for such periods. Results of the September 30, 1996 period are not necessarily indicative of the results for the entire year.

3.  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consisted of the following:

                                                          DECEMBER 31,
                                                     -----------------------     SEPTEMBER 30,
                                                       1994          1995            1996
                                                     --------     ----------     -------------
                                                                                  (UNAUDITED)
    Cash...........................................  $457,414     $  244,499      $ 1,657,196
    Cash equivalents...............................        --      2,173,145          690,555
                                                     --------     ----------      -----------
                                                     $457,414     $2,417,644      $ 2,347,751
                                                     ========     ==========      ===========

     Cash equivalents consist of United States government treasury bills and commercial paper.

4.  INVENTORIES

     Inventories consist of the following:

                                                            DECEMBER 31,
                                                        --------------------     SEPTEMBER 30,
                                                         1994         1995           1996
                                                        -------     --------     -------------
                                                                                  (UNAUDITED)
    Raw materials and work-in-process.................  $ 8,594     $ 57,423       $ 209,955
    Finished goods....................................   51,051      107,603         183,235
                                                        -------     --------       ---------
                                                        $59,645     $165,026       $ 393,190
                                                        =======     ========       =========

5.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                           DECEMBER 31,
                                                       ---------------------     SEPTEMBER 30,
                                                         1994         1995           1996
                                                       --------     --------     -------------
                                                                                 (UNAUDITED)
    Machinery and equipment..........................  $ 50,319     $223,976      $  431,871
    Tooling..........................................    14,255       11,718          14,493
    Furniture and fixtures...........................    25,031       70,241         121,554
    Leasehold improvements...........................    10,963       89,832         254,466
    Construction-in-progress.........................     2,536       30,189          61,819
                                                       --------     --------      ----------
                                                        103,104      425,956         884,203
              Less, Accumulated depreciation and
                amortization.........................   (11,615)     (80,922)       (214,712)
                                                       --------     --------      ----------
                                                       $ 91,489     $345,034      $  669,491
                                                       ========     ========      ==========

                            MICRO THERAPEUTICS, INC.

6.  EQUIPMENT LINE OF CREDIT

     On December 20, 1995, the Company entered into an equipment line of credit to finance qualified equipment purchases through December 15, 1996 up to a maximum amount of $400,000, at an implicit interest rate of 14.23%. Outstanding amounts are collateralized by the assets financed. The amounts outstanding at December 15, 1996 will be due in 48 monthly installments to expire on December 20, 2000. The agreement contains a provision to extend these terms of payment for an additional year. There were no outstanding balances under this equipment line of credit as of December 31, 1995, and a total of $191,174 was outstanding at September 30, 1996 (unaudited).

     In connection with this equipment line of credit, the Company issued a warrant to the lessor to purchase up to 7,638 shares of the Company's Series B preferred stock at a price of $4.23 per share. This warrant is convertible into a warrant for common stock in the event that the remaining outstanding preferred stock is converted to common stock. This warrant is exercisable for a period of:
(a) ten years, or (b) five years from the effective date of an initial public offering, whichever is longer.

7.  PREFERRED STOCK

     At December 31, 1995, the Company had authorized 2,355,758 shares of preferred stock with no par value which may be issued in one or more series and were designated as 541,667 shares of Series A-1, 585,000 shares of Series A-2 and 1,229,091 shares of Series B (collectively, "convertible preferred stock"). Under a stock purchase agreement entered into in December 1993, 541,667 shares of Series A-1 convertible preferred stock were sold in December 1993 for net cash proceeds of $724,376 and 585,000 shares of Series A-2 convertible preferred stock were sold in July 1994 for net cash proceeds of $1,070,690. Under a stock purchase agreement entered into in February 1995, 1,229,091 shares of Series B convertible preferred stock were sold in February 1995 for net proceeds of $5,167,349.

     In April 1996, the Company increased the total authorized shares of preferred stock to 3,663,395 with the increase allocated to a total of 1,236,728 shares of Series B and 1,300,000 shares of Series C (see Note 15).

     Shares of convertible preferred stock are convertible at the holder's option into shares of common stock on a share-for-share basis. The conversion ratio may be adjusted from time to time in the event of certain subsequent sales of common stock, grants of stock options, stock splits, stock dividends or other distributions of common stock. Conversion is automatic in the event of a public offering of the Company's common stock meeting certain specified criteria.

     Dividends are noncumulative, and if declared, are payable at the rate of $0.09, $0.12 and $0.27 per annum on each share of Series A-1, A-2 and B convertible preferred stock, respectively. Each share of convertible preferred stock has voting rights equal to the number of shares of common stock into which it is then convertible. In the event of liquidation, dissolution or merger of the Company, each share of Series A-1, A-2 and B preferred stock entitles its holder to receive an amount equal to $1.38 per Series A-1 share, $1.85 per Series A-2 share and $4.23 per Series B share of convertible preferred stock plus declared but unpaid dividends and, thereafter, to receive on a share-for-share basis with common stock outstanding the remaining assets in an amount not to exceed in the aggregate $4.15 per Series A-1 share, $5.54 per Series A-2 share and $6.34 per Series B share of convertible preferred stock. No dividends have been declared through December 31, 1995.

8.  COMMON STOCK

     In June 1993, the Company issued 650,000 shares of its common stock to founding stockholders in exchange for $1,000. In October 1993, the Company issued 295,747 shares of common stock for $126,500 in cash and a note receivable of $10,000. The note receivable was paid in cash in 1994.

                            MICRO THERAPEUTICS, INC.

     Pursuant to a September 1993 stockholders' agreement between the Company and holders of 650,000 shares of its common stock (the "founding stockholders"), in the event that a founding stockholder's involvement with the Company as an employee or consultant is terminated before September 30, 1996, the Company may be obligated to repurchase all or a portion of the stockholder's shares of common stock for $0.001 per share. The Company's obligation under this agreement terminates automatically in the event of a public offering of the Company's common stock meeting certain specified criteria. In March 1995, the Company terminated a consulting agreement with one of its founding stockholders. In conjunction with the termination, the Company repurchased 65,000 shares of common stock from the stockholder. There were no other terminations/repurchases through September 30, 1996 (unaudited).

9.  UNAUDITED PRO FORMA FINANCIAL STATEMENT INFORMATION

     Upon the closing of an initial public offering of the Company's common stock, each outstanding share of the Company's preferred stock will be converted automatically to common stock as described in Note 7. If an initial public offering is consummated under terms presently anticipated, all of the outstanding preferred stock will automatically convert to 3,612,664 shares of common stock. The pro forma effect of the conversion has been presented as a separate column in the Company's balance sheet assuming the conversion had occurred as of September 30, 1996.

10.  STOCK OPTION PLAN

     The 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "Plan") provides for the direct sale of shares and the grant of options to purchase shares of the Company's common stock to employees, officers, consultants and directors. The Plan includes nonqualified stock options ("NSOs") and incentive stock options ("ISOs"). The option price for the ISOs and NSOs shall not be less than the fair market value of the shares of Company's stock on the date of the grant. For ISOs, the exercise price per share may not be less than 110% of the fair market value of a share of common stock on the grant date for any individual possessing more than 10% of the total outstanding stock of the Company. The timing of exercise for individual option grants is at the discretion of the administrator. Options expire within a period of not more than ten years from the date of grant. Options expire ninety days after termination of employment.

                            MICRO THERAPEUTICS, INC.

     The Plan provides for the issuance of up to 650,000 shares of common stock. A summary of the option activity under the 1993 Stock Option Plan is as follows:

                                                                                     EXERCISE PRICE
                                         INCENTIVE     NONQUALIFIED      TOTAL         PER SHARE
                                         ---------     ------------     --------     --------------
    Granted............................    187,200        121,225        308,425         $0.46
    Exercised..........................         --             --             --           --
    Canceled...........................         --             --             --           --
                                          --------        -------       --------     -------------
    Balances at December 31, 1994......    187,200        121,225        308,425         $0.46
    Granted............................    217,100          9,100        226,200         $0.46
    Exercised..........................         --         (3,250)        (3,250)        $0.46
    Canceled...........................    (48,750)            --        (48,750)        $0.46
                                          --------        -------       --------     -------------
    Balances at December 31, 1995......    355,550        127,075        482,625         $0.46
    Granted (unaudited)................    158,275         57,850        216,125     $0.46 - $5.38
    Exercised (unaudited)..............     (6,826)            --         (6,826)        $0.46
    Canceled (unaudited)...............    (67,274)            --        (67,274)    $0.46 - $5.38
                                          --------        -------       --------     -------------
    Balances at September 30, 1996
      (unaudited)......................    439,725        184,925        624,650     $0.46 - $5.38
                                          ========        =======       ========     =============
    Exercisable at September 30, 1996
      (unaudited)......................    120,296        109,068        229,364     $0.46 - $5.38
                                          ========        =======       ========     =============

     The difference between the exercise price and the fair market value of the options at the date of grant of $6,800 at December 31, 1995 is accounted for as unearned compensation and will be amortized to expense over the related service period. During the nine months ended September 30, 1996, an additional $485,700 (unaudited) of unearned compensation was recorded. During the year ended December 31, 1995, amortized compensation expense was $282, and for the nine months ended September 30, 1996, amortized compensation expense was $78,933 (unaudited).

11.  INCOME TAXES

     The following table presents the current and deferred income tax provision for federal and state income taxes:

                                                            FOR THE PERIOD
                                                            FROM INCEPTION      FOR THE YEARS
                                                            (JUNE 11, 1993)         ENDED
                                                                THROUGH          DECEMBER 31,
                                                             DECEMBER 31,       --------------
                                                                 1993           1994      1995
                                                            ---------------     ----      ----
    Current:
      Federal.............................................        $ --          $ --      $ --
      State...............................................         800           800       800
                                                                  ----          ----      ----
                                                                   800           800       800
                                                                  ----          ----      ----
    Deferred:
      Federal.............................................          --            --        --
      State...............................................          --            --        --
                                                                  ----          ----      ----
                                                                  $800          $800      $800
                                                                  ====          ====      ====

                            MICRO THERAPEUTICS, INC.

     The tax effects of temporary differences which give rise to the deferred tax provision (benefit) consist of:

                                                     FOR THE PERIOD
                                                     FROM INCEPTION
                                                     (JUNE 11, 1993)       FOR THE YEARS ENDED
                                                         THROUGH              DECEMBER 31,
                                                      DECEMBER 31,       -----------------------
                                                          1993             1994          1995
                                                     ---------------     --------     ----------
    Capitalized research and development costs.....      $ (8,586)       $(59,289)    $  (85,033)
    Capitalized inventory costs....................            --          (6,863)       (12,126)
    Intangibles....................................        (1,400)            321            572
    Property and equipment.........................            74           1,197         (4,109)
    Accrued expenses...............................            --          (8,578)       (10,058)
    State taxes....................................          (272)             --             --
    Tax credit carryforwards.......................        (7,054)        (80,433)      (134,103)
    Net operating loss carryforwards...............       (37,478)       (437,910)      (886,806)
    Valuation allowance............................        54,716         591,555      1,131,663
                                                         --------        --------     ----------
                                                         $     --        $     --     $       --
                                                         ========        ========     ==========

     The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate as follows:

                                                          FOR THE PERIOD
                                                          FROM INCEPTION        FOR THE YEARS
                                                          (JUNE 11, 1993)           ENDED
                                                              THROUGH            DECEMBER 31,
                                                           DECEMBER 31,       ------------------
                                                               1993            1994        1995
                                                          ---------------     ------      ------
    Statutory regular federal income tax rate...........       (34.00)%       (34.00)%    (34.00)%
    Meals and entertainment.............................         0.05           0.09        3.03
    State taxes.........................................         0.46           0.04        0.02
    Tax credits.........................................        (2.86)         (2.92)      (2.25)
    Change in valuation allowance.......................        37.05          36.82       33.22
    Other...............................................           --           0.03        0.01
                                                               ------         ------      ------
              Effective tax rate........................         0.70%          0.06%       0.03%
                                                               ======         ======      ======

     The components of the deferred tax assets at December 31 are as follows:

                                                                    1994           1995
                                                                  ---------     -----------
    Capitalized research and development costs..................  $  67,875     $   152,908
    Capitalized inventory costs.................................      6,863          18,989
    Intangibles.................................................      1,079             507
    Property and equipment......................................     (1,271)          2,838
    Accrued expenses............................................      8,578          18,636
    State taxes.................................................        272             272
    Tax credit carryforwards....................................     87,487         221,590
    Net operating loss carryforwards............................    475,388       1,362,194
                                                                  ---------     -----------
                                                                    646,271       1,777,934
         Valuation allowance....................................   (646,271)     (1,777,934)
                                                                  ---------     -----------
              Net deferred tax asset............................  $      --     $        --
                                                                  =========     ===========

                            MICRO THERAPEUTICS, INC.

     The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management periodically evaluates the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

     At December 31, 1995, the Company had net operating loss carryforwards for federal and state purposes of approximately $3,714,000 and $1,069,000, respectively. The net operating loss carryforwards begin expiring in 2009 and 1999, respectively. The Company also has research and experimentation credit carryforwards for federal and state purposes of approximately $158,000 and $63,000, respectively. The research and experimentation credits begin to expire in 2009 for federal purposes and carry forward indefinitely for state purposes.

     The utilization of net operating loss and research and experimentation credit carryforwards may be limited under the provisions of Internal Revenue Code Section 382 and similar state provisions.

12.  COMMITMENTS AND CONTINGENCIES

     On February 1, 1994, the Company entered into a three-year operating lease for office, research and manufacturing space. On December 1, 1995, the Company entered into a one-year operating lease for additional office space. As of December 31, 1995, future minimum lease payments for the years ending December 31 are as follows:

                1996..............................................  $128,920
                1997..............................................     3,954
                                                                    --------
                                                                    $132,874
                                                                    ========

     Rent expense for the years ended December 31, 1994 and 1995 were $47,448 and $66,828, respectively. There was no rent expense incurred from the period from inception through December 31, 1993. On December 15, 1995, the Company entered into an agreement to sublease certain office space. The Company received $989 of rental income for the year ended December 31, 1995, and is to receive $22,735 of rental income in the year ended December 31, 1996.

13.  RELATED PARTY TRANSACTIONS

  License And Royalty Agreements

     In June 1993, the Company acquired from a stockholder an exclusive worldwide license to manufacture, market and sell devices utilizing certain catheter technology developed by the stockholder/licensor. As consideration for the license, the Company is obligated to pay the stockholder/licensor royalties at the rate of 1% of the net revenues from products developed utilizing the patented technology for a period of twelve years from the first commercial sale of such products. Commercial sale of the products commenced in November 1994. Royalty expense under the license agreement totaled $138 and $4,868 for the years ended December 31, 1994 and 1995, respectively.

  Contract Services

     Through March 1995, the Company contracted with Novel Biomedical, Inc. ("Novel"), a stockholder of the Company, for design, development and patent services. Research and development expenses for the period from inception through December 31, 1993, and for the years ended December 31, 1994 and 1995 include $88,159, $320,954 and $65,745, respectively, of charges from Novel which approximates cost of these services. As of December 31, 1994, the Company had approximately $35,000 payable to Novel included in accounts payable.

                            MICRO THERAPEUTICS, INC.

14.  CONCENTRATIONS OF CREDIT RISK

     At December 31, 1994 and 1995, the Company had approximately $382,000 and $2,395,000, respectively, of cash balances that were in excess of the federally-insured limit of $100,000 per bank.

     The Company's customers are primarily hospitals in the United States and distributors in certain foreign countries. There were no customers which accounted for greater than 10% of accounts receivable or net sales for any date or period presented.

15.  SUBSEQUENT EVENTS (UNAUDITED)

  Board Of Director Authorizations:


     In July 1996, the Board of Directors (i) authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public; (ii) adopted the 1996 Stock Incentive Plan and the 1996 Employee Stock Purchase Plan and reserved 600,000 and 100,000 shares of common stock, respectively, for issuance thereunder; and (iii) authorized the Company's re-incorporation in the State of Delaware. In conjunction with this re-incorporation, the Company's common stock will become $0.001 par value stock with 20,000,000 shares authorized, and the Company's preferred stock will become $0.001 par value with 5,000,000 shares authorized.


  Common Stock Options


     For the nine months ended September 30, 1996, the Company granted 216,125 options to purchase common stock pursuant to the 1993 Stock Option Plan at exercise prices ranging from $0.46-$5.38 per share, resulting in unearned compensation of $485,700. In October and November 1996, the Company granted an additional 16,900 options pursuant to the 1993 Stock Option Plan at an exercise price of $5.38 per share resulting in no additional unearned compensation.


     In October and November 1996, the Company granted 92,300 options to purchase common stock pursuant to the 1996 Stock Incentive Plan at an exercise price of $5.38 per share resulting in no additional unearned compensation.

  Series C Preferred Stock

     In May and June 1996, the Company sold in a private placement 1,256,906 shares of Series C convertible preferred stock at a price of $6.46 per share raising net cash proceeds of $8,072,082.

     Shares of Series C convertible preferred stock are convertible at the holder's option into shares of common stock on a share-for-share basis and this conversion is automatic in the event of a public offering of the Company's common stock meeting certain specified criteria.

     Dividends are noncumulative, and if declared, are payable at the rate of $0.43 per annum on each share outstanding. Each share of Series C convertible preferred stock has voting rights equal to the number of shares of common stock into which it is then convertible. In the event of liquidation, dissolution or merger of the Company, each share is entitled to an amount equal to $6.46 plus declared but unpaid dividends, and thereafter, to receive on a share-for-share basis with common stock outstanding the remaining assets in an amount not to exceed in the aggregate $8.08 per share.

  Lease

     On May 1, 1996, the Company entered into an agreement to extend the current operating lease and to lease additional office space for a period of one year. Additional future payments required under this lease in

                            MICRO THERAPEUTICS, INC.

1996 and 1997 will be $36,212 and $3,292, respectively. This lease contains a provision to extend the lease for three additional one-year terms.

  Equipment Line Of Credit

     On May 21, 1996, the Company amended the equipment line of credit (Note 6) to allow for equipment purchases up to a maximum of $900,000. In connection with this amendment, the Company issued a warrant to the lessor to purchase up to 6,045 shares of the Company's Series C preferred stock at a price of $6.46 per share. This warrant is convertible into a warrant for common stock in the event that the remaining outstanding preferred stock is converted to common stock. This warrant is exercisable for a period of: (a) ten years, or (b) five years from the effective date of an initial public offering, whichever is longer.

                                    APPENDIX

INSIDE FRONT COVER:

     AVM -- Hemorrhagic Stroke. In an arteriovenous malformation, the flow of blood is shortcut by the development of vessels connecting directly from arteries to veins. MTI's Liquid Embolic System material enters the diseased site as a liquid and transforms into a solid polymer cast.

     ANEURYSM -- Hemorrhagic Stroke. An aneurysm is a balloon-shaped structure which forms at a weak point in the vessel wall. MTI's Liquid Embolic System material completely fills the space, which may reduce potential for reformation of an aneurysm resulting from inadequate filling.

     BLOOD CLOT -- Vaso-Occlusive Stroke. Interventional therapy for neuro blood clots involves the use of micro catheters to access the site and infuse thrombolytic drugs. MTI's sidehole micro catheters infuse fluid directly into the clot.

INSIDE FRONT COVER (LEFT FOLDOUT):

THROMBOLYSIS

     PULSE-SPRAY AND WEEP INFUSION -- MTI's Cragg-McNamara Valved Tip Infusion Catheters allow pulse-spray and weep infusion with or without a guidewire in place.

     SIDEHOLE INFUSION -- MTI's Cragg-McNamara Valved Tip Infusion Catheters allow the use of the entire catheter lumen for sidehole infusion.

     COAXIAL INFUSION -- MTI's ProStream Sidehole Infusion Wire is passed through the Cragg-McNamara Valved Tip Infusion Catheter for coaxial infusion.

INSIDE FRONT COVER (RIGHT FOLDOUT):

ADVANCED THROMBOLYSIS

     MTI'S CRAGG THROMBOLYTIC BRUSH CATHETER is designed for rapid percutaneous clot disruption and dissolution through mechanical mixing of a thrombolytic agent with the blood clot.

     MTI has begun a controlled clinical evaluation of the Cragg Thrombolytic Brush in hemodialysis access grafts. Results of these evaluations as of November 30, 1996, demonstrate substantial reductions in the length of time to open grafts and amount of drug used.

     BEFORE -- Angiogram of occluded hemodialysis access graft.

     AFTER -- Angiograms of hemodialysis access graft after treatment with the Cragg Thrombolytic Brush.

INSIDE BACK COVER:

LIQUID EMBOLIC SYSTEM (LES)

(PAGE   )

     [Color Illustration of the Liquid Embolic System being used to fill an aneurysm and a photograph of catheter in a beeker of water injecting the LES material forming a solid and bearing the following captions:]

     ANEURYSM -- Hemorrhagic Stroke. An aneurysm is a balloon-shaped structure which forms at a weak point in the vessel wall. MTI's Liquid Embolic System material completely fills the space, which may reduce potential for reformation of an aneurysm resulting from inadequate filling.

     The LES offers a unique form, fill and seal approach to the interventional treatment of aneurysms or AVMs associated with hemorrhagic stroke.

     A microcatheter is used to deliver the LES material in liquid form, to small remote blood vessels in the brain where it fills a vascular defect and transforms into a solid polymer cast.

BACK PAGE -- BOTTOM

     The LES is an investigational product and has not been cleared by the FDA for marketing in the United States.

STROKE

     [Color illustrations indicating an AVM, an aneurysm and a blood clotted artery and referring to locations in an illustrated human head and an illustrated human form showing a vascular system, together with a photographs of certain catheters, infusion wires and the Cragg Thrombolytic Brush, bearing the following captions:]

STROKE PAGE -- Above Stabilization language and slug line (see conceptus example):

     The Liquid Embolic System and Cragg Thrombolytic Brush are investigational products and have not been cleared by the FDA for marketing in the United States. In September 1996, the Company filed a 510(k) market clearance application with the FDA for the Cragg Thrombolytic Brush.

------------------------------------------------------
------------------------------------------------------

  No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such an offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to the date hereof.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    6
Use of Proceeds........................   13
Dividend Policy........................   13
Capitalization.........................   14
Dilution...............................   15
Selected Financial Data................   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   17
Business...............................   20
Management.............................   38
Certain Transactions...................   44
Principal Stockholders.................   45
Description of Capital Stock...........   46
Shares Eligible for Future Sale........   48
Underwriting...........................   50
Legal Matters..........................   51
Experts................................   51
Reports to Security Holders............   52
Additional Information.................   52
Index to Financial Statements..........  F-1


                            ------------------------

  Until          , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                2,000,000 SHARES

   LOGO
                            MICRO THERAPEUTICS, INC.
                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS

                                          , 1997
                            ------------------------
                                 UBS SECURITIES

                             VOLPE, WELTY & COMPANY

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                                  TO BE PAID BY
                                                                   THE COMPANY
                                                                  -------------
        SEC registration fee....................................   $  9,060.61
        NASD filing fee.........................................      3,490.00
        Nasdaq National Market application fee..................     33,762.78
        Printing expenses.......................................             *
        Legal fees and expenses.................................             *
        Accounting fees and expenses............................             *
        Blue sky fees and expenses..............................             *
        Transfer agent and registrar fees.......................             *
        Miscellaneous...........................................             *
                                                                   -----------
                  Total.........................................   $         *
                                                                   ===========

---------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) As permitted by the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Company (Exhibit 3.1 hereto) eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the Delaware General Corporation Law.

     (b) The Restated Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Company's Bylaws (Exhibit 3.2 hereto) provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the Delaware General Corporation Law.

     (c) The Restated Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its directors and officers. The Company has entered into indemnification agreements with each of its directors and officers (Exhibit 10.1 hereto), which provide for the indemnification of directors and officers of the Company against any an all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Company during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act of 1993 (the "Securities Act"):

          (1) From time to time during the three years preceding the date hereof, the Registrant issued incentive stock options and nonqualified stock options to purchase Common Stock pursuant to the Registrant's Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan -- 1993 (the "1993 Plan") and 1996 Stock Incentive Plan (the "1996 Plan") to officers, directors, employees and consultants of the Registrant. During such three year period, options to purchase 759,850 shares of Common Stock were granted pursuant to the 1993 Plan and options to purchase 107,900 shares of Common Stock were granted pursuant to the 1996 Plan. Through January 9, 1997, options to purchase 63,051 shares of Common Stock granted pursuant to the 1993 Plan were exercised for an aggregate exercise price of $29,004, and no options were exercised pursuant to the 1996 Plan. During the period referred to above, options granted pursuant to 1993 Plan were exercised. Exemption from the registration provisions of the Securities Act is claimed, with respect to the grant of options referred to above, on the basis that the grant of options did not involve a "sale" of securities and, therefore, registration thereof was not required and, with respect to the exercise of options referred to above, on the basis that such transactions met the requirements of Rule 701 as promulgated under Section 3(b) of the Securities Act.


          (2) In September 1993, the Registrant issued 650,000 shares of Common Stock in connection with the formation and organization of the Registrant. The shares were issued to the following persons: (i) George Wallace; (ii) Andrew Cragg; (iii) Novel Biomedical Inc.; and (iv) JK Holdings, Inc.

          (3) In September 1993, the Registrant issued 295,747 shares of Common Stock at a price of $.46 per share to thirteen individuals in connection with an initial financing of the Registrant.

          (4) In December 1993, the Registrant issued 541,667 shares of Series A-1 Preferred Stock at a price of $1.38 per share to Menlo Ventures, L.P. and a related partnership.

          (5) In July 1994, the Registrant issued 585,000 shares of Series A-2 Preferred Stock at a price of $1.85 per share to Menlo Ventures and a related partnership, and 5 other purchasers.

          (6) In February 1995, the Registrant issued 1,229,091 shares of Series B Preferred Stock at a price of $4.23 per share to Menlo Ventures and a related partnership, Mayfield Partners and 2 other purchasers.

          (7) In May and June 1996, the Registrant issued 1,256,906 shares of Series C Preferred Stock at a price of $6.46 per share to Menlo Ventures and a related partnership, two related Mayfield partnerships, and twelve other purchasers.

     Except as set forth in item (1) above, exemption from the registration requirements of the Securities Act for the transactions described above was claimed under Section 4(2) of the Securities Act, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide. No underwriting or broker's commissions were paid in connection with the foregoing transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


  EXHIBIT
    NO.                                         DESCRIPTION
  -------   -----------------------------------------------------------------------------------
     1.1    Form of Underwriting Agreement.(1)
     2.1    Agreement and Plan of Merger between the Company and Micro Therapeutics, Inc., a
            California corporation, effective November 6, 1996.(1)
     3.1    Certificate of Incorporation of the Company.(1)
     3.2    Bylaws of the Company, as currently in effect.(1)
     3.3    Specimen Certificate of Common Stock.*
     3.4    Amended and Restated Certificate of Incorporation (to be filed).*
     4.1    Warrant Agreement dated December 20, 1995 between the Company and Comdisco, Inc.(1)
     4.2    Warrant Agreement dated May 21, 1996 between the Company and Comdisco, Inc.(1)
     5.1    Opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation.*
    10.1    Form of Directors' and Officers' Indemnification Agreement.(1)
    10.2    License Agreement dated June 1, 1993 between the Company and Andrew Cragg.(1)

  EXHIBIT
    NO.                                         DESCRIPTION
  -------   -----------------------------------------------------------------------------------
    10.3    Consulting Agreement dated October 1, 1996 between the Company and Andrew Cragg.(1)
    10.4    Real Property Lease dated April 15, 1996 between the Company and Reuben L.
            Casey.(1)
    10.5    Amended and Restated Investors Rights Agreement dated February 9, 1995, among the
            Company, the Investors named therein and the Common Holders named therein, as amended on May 17, 1996 and June 27, 1996.(1)
    10.6    1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock
            Purchase Plan.(1)
    10.7    1996 Stock Incentive Plan.
    10.8    Employee Stock Purchase Plan.(1)
    10.9    Equipment Leasing Line of Credit dated December 20, 1995 between the Company and
            ComDisco Ventures, as amended on May 21, 1996.(1)
    16.1    Letter from Ernst & Young LLP on changes in certifying accountant.*
    21.1    Subsidiaries of the Registrant.(1)
    23.1    Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (see
            Exhibit 5.1).*
    23.2    Consent of Coopers & Lybrand L.L.P.
    23.3    Consent of Breimayer Law Office.
    23.4    Consent of Burns, Doane, Swecker & Mathis.
    23.5    Consent of Crockett & Fish.
    24.1    Power of Attorney (see page II-4).
    27.1    Financial Data Schedule.(1)


---------------
 *  To be filed by amendment.


(1) Previously filed.


     (B) FINANCIAL STATEMENT SCHEDULES

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente of California, on the 10th day of January, 1997.


                                          MICRO THERAPEUTICS, INC.

                                          By:     /s/  GEORGE WALLACE
                                            ------------------------------------
                                                       George Wallace
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               SIGNATURE                               TITLE                        DATE
----------------------------------------  -------------------------------    -------------------

        /s/  GEORGE WALLACE               President, Chief Executive          January 10, 1997
----------------------------------------  Officer and Director (Principal
             George Wallace               Executive Officer)

       /s/  THOMAS BERRYMAN*              Vice-President of Finance and       January 10, 1997
----------------------------------------  Chief Financial Officer
            Thomas Berryman               (Principal Financial and
                                          Principal Accounting Officer)

     /s/  H. DUBOSE MONTGOMERY*           Chairman and Director               January 10, 1997
----------------------------------------
          H. DuBose Montgomery

         /s/  WENDE HUTTON*               Director                            January 10, 1997
----------------------------------------
              Wende Hutton

          /s/  DICK ALLEN                 Director                            January 10, 1997
----------------------------------------
               Dick Allen

*By:     /s/  GEORGE WALLACE                                                  January 10, 1997
---------------------------------------
              George Wallace,
            as Attorney-In-Fact

                                 EXHIBIT INDEX


                                                                                      SEQUENTIALLY
  EXHIBIT                                                                               NUMBERED
    NO.                                    DESCRIPTION                                    PAGE
  -------                                  -----------                                ------------
     1.1    Form of Underwriting Agreement (1)........................................
     2.1    Agreement and Plan of Merger between the Company and Micro Therapeutics,
            Inc., a California corporation, effective November 6, 1996 (1)............
     3.1    Certificate of Incorporation of the Company (1)...........................
     3.2    Bylaws of the Company, as currently in effect (1).........................
     3.3    Specimen Certificate of Common Stock*.....................................
     3.4    Amended and Restated Certificate of Incorporation (to be filed)*..........
     4.1    Warrant Agreement dated December 20, 1995 between the Company and
            Comdisco, Inc. (1) .......................................................
     4.2    Warrant Agreement dated May 21, 1996 between the Company
            and Comdisco, Inc. (1) ...................................................
     5.1    Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
            Corporation*..............................................................
    10.1    Form of Directors' and Officers' Indemnification Agreement (1)............
    10.2    License Agreement dated June 1, 1993 between the Company and Andrew Cragg
            (1).......................................................................
    10.3    Consulting Agreement dated October 1, 1996 between the Company and
            Andrew Cragg (1)..........................................................
    10.4    Real Property Lease dated April 15, 1996 between the Company and Reuben L. Casey (1)...................................................
    10.5    Amended and Restated Investors Rights Agreement dated February 9, 1995, among the Company, the Investors named therein and the Common Holders named therein, as amended on May 17, 1996 and June 27, 1996 (1)...........
    10.6    1993 Incentive Stock Option, Nonqualified Stock Option and Restricted
            Stock Purchase Plan (1)...................................................
    10.7    1996 Stock Incentive Plan.................................................
    10.8    Employee Stock Purchase Plan (1)..........................................
    10.9    Equipment Leasing Line of Credit dated December 20, 1995 between the
            Company and ComDisco Ventures, as amended on May 21, 1996 (1).............
    16.1    Letter from Ernst & Young LLP on changes in certifying accountant*........
    21.1    Subsidiaries of the Registrant (1)........................................
    23.1    Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation
            (see Exhibit 5.1)*........................................................
    23.2    Consent of Coopers & Lybrand L.L.P. ......................................
    23.3    Consent of Breimayer Law Office...........................................
    23.4    Consent of Burns, Doane, Swecker & Mathis.................................
    23.5    Consent of Crockett & Fish................................................
    24.1    Power of Attorney (see page II-4).........................................
    27.1    Financial Data Schedule (1)...............................................


---------------
 * To be filed by amendment.


(1) Previously filed.